Exhibit 10.1

SHAREHOLDERS' AGREEMENT

relating to the

PEDRA BRANCA PROJECT IN BRAZIL

between

ANGLO PLATINUM BRASIL S.A.

and

ALTORO MINERACAO LTDA.

and

PEDRA BRANCA DO BRASIL MINERACAO S.A.

and

RUSTENBURG PLATINUM MINES LIMITED

and

SOLITARIO RESOURCES CORPORATION

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TABLE OF CONTENTS

                                              Page

1.	INTERPRETATION	2
2.	EFFECTIVENESS, TERM AND TERMINATION	15
3.	TRANSACTIONS ON OR AFTER THE EFFECTIVE DATE	16
4.	MANAGEMENT OF THE COMPANY	17
5.	COMPOSITION AND PROCEEDINGS OF THE BOARD	17
6.	APPROVAL OF RESERVED MATTERS	19
7.	SHAREHOLDER MEETINGS	20
8.	WORK PROGRAMMES AND BUDGETS	20
9.	DECISION TO UNDERTAKE MINING	24
10.	FUNDING OF PEDRA BRANCA PROJECT	24
11.	OWNERSHIP INTERESTS AND SHAREHOLDINGS	28
12.	COMPANY LOANS	30
13.	APB'S EARN-IN OPTIONS	31
14.	APB'S FEASIBILITY OPTION AND FINANCING OPTION	32
15.	HSEC STANDARDS AND CONDUCTS OF OPERATIONS	34
16.	COVENANTS RELATING TO PEDRA BRANCA PROJECT	35
17.	AREA OF INTEREST	37
18.	COVENANTS RELATING TO PROJECT FUNDING	37
19.	OTHER COVENANTS	38
20.	GUARANTEE	39
21.	INDEMNITIES	39
22.	REPRESENTATIONS AND WARRANTIES	39
23.	ACCOUNTING MATTERS	40
24.	LIQUIDATION	40
25.	CONFIDENTIAL INFORMATION	41
26.	DISTRIBUTIONS	42
27.	DISPUTE RESOLUTION	42
28.	TRANSFERS OF INTERESTS	43
29.	DEFAULT	44
30.	NOTICES	46
31.	COSTS	47
32.	GOVERNING LAW	47
33.	GENERAL	47
34.	ASSIGNMENT	48
35.	FORCE MAJEURE	48
36.	COUNTERPARTS	49

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SCHEDULE 1 INITIAL CONTRIBUTION                                                                          55

SCHEDULE 2 EXPERT DETERMINATION                                                                      56

SCHEDULE 3 - PART A, INITIAL WORK PROGRAMME AND BUDGET                   58

SCHEDULE 3 - PART B, ACTUAL WORK AND EXPENDITURE                                  61

SCHEDULE 4 TRANSFER AND SUBSCRIPTION TERMS                                             60

SCHEDULE 5 ENCUMBRANCES                                                                                      61

SCHEDULE 6 MAP OF PROJECT AREA                                                                          62

SCHEDULE 7 PEDRA BRANCA MINERAL RIGHTS                                                     64

SCHEDULE 8 REPRESENTATIONS AND WARRANTIES                                            66

SCHEDULE 9 ELIGIBLE INITIAL INVESTMENT COSTS                                            72

THIS SHAREHOLDERS' AGREEMENT is entered into between:

(1)     ANGLO PLATINUM BRASIL S.A., a company incorporated in accordance with the laws of Brazil (hereinafter together with its successors in title referred to as "APB");

(2)     ALTORO MINERACAO LTDA., a company incorporated in accordance with the laws of the Brazil (hereinafter together with its successors in title referred to as "AML");

(3)     PEDRA BRANCA DO BRASIL MINERACAO S.A., a company incorporated in accordance with the laws of Brazil (hereinafter together with its successors in title referred to as "the Company");

(4)     RUSTENBURG PLATINUM MINES LIMITED, a company incorporated in accordance with the laws of South Africa (hereinafter together with its successors in title referred to as "RPM"); and

(5)     SOLITARIO RESOURCES CORPORATION, a company incorporated in accordance with the laws of the State of Colorado, the United States of America (hereinafter together with its successors in title referred to as "Solitario").

WHEREAS

A.     AML is an indirect wholly owned subsidiary of Solitario and owns 4 012 575 ordinary shares in the capital of the Company, representing 100% of the entire issued and outstanding shares in the capital of the Company (save for one share held by Mineracao Solitario do Brasil Ltda., an indirect wholly owned subsidiary of Solitario).

B.     The Company is the legal registered holder of the Pedra Branca Mineral Rights pursuant to which it has certain rights and obligations relating to the exploration and development of the Pedra Branca Project.

C.     APB is an indirect wholly owned subsidiary of RPM, which is an indirect wholly owned subsidiary of Anglo Platinum Limited.

D.     Anglo Platinum Limited and Solitario entered into the Letter Agreement, and RPM and Solitario entered into the Framework Agreement, respectively, which provided for (i) certain terms and conditions for co-operation and collaboration in relation to the exploration and development of certain properties in the State of Ceara, Brazil and (ii) the intention of the AML Group and the APB Group to enter into additional agreements in respect of the establishment of a formal joint venture for the exploration and development of certain of such properties.

E.     APB and AML now wish to conclude a formal agreement pursuant to which they will acquire participation and other ownership interests in the Company upon and subject to the terms and conditions set out in this Agreement and under which APB and AML will provide for their respective rights and obligations as shareholders of the Company and participants in the Pedra Branca Project.

THE PARTIES NOW AGREE AS FOLLOWS

1.     INTERPRETATION

1.1     Definitions - In this Agreement (including the recitals), unless inconsistent with the context, the following words and phrases shall have the respective meanings assigned to them:

"Accounting Procedure" means a set of accounting procedures in agreed form;

"Acquiring Shareholder" has the meaning set out in Clause 17.1;

"Additional Claims" has the meaning set out in Clause 17.1;

"Advance" means any advance granted by a Party in accordance with the terms of this Agreement;

"Affiliate" means in relation to a person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"Aggregate Indebtedness" means the total aggregate Indebtedness of the Company owing under all the Company Loan Notes at any time;

"Agreement" means this shareholders' agreement;

"Allowable Expenditures" means such Expenditures as are permitted under the Accounting Procedure, which shall exclude interest but shall include any management fee agreed to be paid pursuant to any services agreements contemplated hereunder;

"AML" has the meaning given to it in the description of the Parties above;

"AML Director" means a member for the time being of the Board nominated and appointed by AML in accordance with this Agreement;

"AML Group" means AML and its Affiliates excluding the Company;

"AML Service Company" shall have the meaning set out in the AML Services Agreement;

"AML Services Agreement" means an agreement in an agreed form to be entered into between, AML, Solitario, RPM and the Company in accordance with Clause 3.4 pursuant to which AML and Solitario will perform certain work and services for and on behalf of the Company in connection with the Pedra Branca Project;

"APB" has the meaning given to it in the description of the Parties above;

"APB Director" means a member for the time being of the Board nominated and appointed by APB in accordance with this Agreement;

"APB Group" means RPM and its respective Affiliates including APB;

"APB Group Policies" has the meaning set out in Clause 15.2;

"Applicable HSEC Standards" has the meaning set out in Clause 15.1;

"Applicable Law" means, with respect to any person or matter, any Law which is binding on or enforceable against such person or applicable to such matter;

"Approved Expenditure" means Allowable Expenditure that has been approved by the Board in accordance with this Agreement, and shall include Allowable Expenditure contemplated by an Approved Work Programme and Budget;

"Approved Work Programme and Budget" means a Work Programme and Budget that has been approved in accordance with Article 8;

"Area of Interest" means the area within a 10 kilometre radius of the perimeter of the Project Area;

"Articles and By-Laws (New)" means the articles of association and the by-laws of the Company to be adopted on the Effective Date, which shall be in the agreed form;

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"Authorisation" means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration of any person including any Governmental Authority;

"Authorised Representative" means, in relation to a company or other legal entity:

(a)     one or more directors (or equivalent officers under the laws of the jurisdiction of incorporation of such company or other legal entity) who are duly authorised by such company or other legal entity, whether singly or jointly, to act to bind such company or other legal entity; and

(b)     one or more persons who are duly authorised by such company or other legal entity, whether singly or jointly and whether by power of attorney or otherwise, to act to bind such company or other legal entity;

"Board" means the board of directors of the Company as constituted from time to time after the Effective Date in accordance with this Agreement and the Articles and By-Laws (New);

"Board Meeting" means a meeting of the Board;

"Brazil" means the Federative Republic of Brazil;

"Brazilian Government" means any Governmental Authority in Brazil;

"Business" means, in relation to the Company, (i) the investment in and development by the Company, directly or indirectly, of the Pedra Branca Project, (ii) all actions taken by the Company which are necessary and incidental to the foregoing and (iii) the performance by the Company of its obligations, and the enforcement by the Company of its rights, under this Agreement;

"Business Day" means any day, other than a Saturday, Sunday or any statutory public holiday in the United States, Brazil and South Africa;

"Capital Expenditure" means, in relation to the Company, costs incurred or funded by the Company in respect of fixed or capital assets (including deferred development costs) and which would be classified as capital expenditures of the Company in accordance with IFRS, or under any leasing or similar arrangement which would be classified as a capitalised lease of the Company in accordance with IFRS;

"Cash Call" has the meaning set out in Clause 10.5;

"Change of Control" means the acquisition (whether directly or indirectly) by any person acting individually or in concert with others of Control;

"Company Loan Note Rate" means such rate per annum as may be determined by the Board from time to time, provided that at any given time the Company Loan Note Rate shall be the same for all the Company Loan Notes issued and outstanding at such time;

"Company Loan Notes" means the loan notes issued by the Company from time to time in connection with Advances, which shall be in an agreed form and shall bear interest from time to time at the Company Loan Note Rate and "Company Loan Note" means any of them;

"Confidential Information" means all Mining and Prospecting Information, commercial and technical information, trade secrets, agreements (whether in writing or not, or in electronic format), or information which can be obtained by examination, testing, visual inspection or analysis, including, without limitation, business or financial data, know-how, formulae, processes, designs, sketches, plans, drawings, specifications, sample reports, models, studies, findings, computer software, inventions or ideas, analyses, concepts, compilations, studies and other material prepared by or in possession of or under the control of a Party, in each case in relation to the Pedra Branca Project or the Business, as well as any information which contains or otherwise reflects or has been generated from any Confidential

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Information and any other information in relation to the Pedra Branca Project or the Business which is not in the public domain; provided that "Confidential Information" shall not include any knowledge or information referred to in Clause 25.2;

"Continuing Shareholder" has the meaning set out in Clause 28.3.1;

"Control" means the ability to control in fact the business and affairs of a person which shall be deemed to occur (a) in respect of a corporate person listed (or whose shares are listed) on a stock exchange, by the ownership or control of at least 35% of the voting interests in such person and (b) in respect of any other corporate person, by the ownership or control of greater than 50% of the voting interests in such person;

"Default Interest" means a rate per annum equal to LIBOR plus a margin equal to five percent (5%);

"Default Loan" has the meaning set out in Clause 10.8.1;

"Defaulting Shareholder" has the meaning set out in Clause 29.1.1;

"Directors" means the APB Directors and the AML Directors, and "Director" means any of them;

"Dispose" means, from time to time and as applicable, the processing, toll smelting, marketing, sale, acquisition and/or other disposal, or the arranging for the processing, toll smelting, marketing, sale, acquisition and/or other disposal;

"Disposing Shareholder" has the meaning set out in Clause 28.3.1;

"DNPM" means the Brazilian Bureau of Mines;

"Earn-in Options" has the meaning set out in Clause 13.1;

"Effective Date" means the date of execution of this Agreement by all the Parties hereto;

"Eligible Initial Investment Costs" means US$ 1,465,814 (one million, four hundred and sixty-five thousand, eight hundred and fourteen United States Dollars), representing Allowable Expenditures funded by or on behalf of APB on or after 28 January 2003 and prior to the Effective Date under the terms of the Letter Agreement (which amount shall include, for certainty, any Allowable Expenditures funded by the APB Group in relation to those mineral rights and claims set out in the Letter Agreement but which, as at the Effective Date, no longer form part of the Properties) and the Framework Agreement, as reflected in Schedule 9 (Eligible Initial Investment Costs);

"Encumbrance" means any mortgage, pledge, lien, security interest, trust arrangement, royalty or similar rights or interest of any third party;

"Event of Force Majeure" has the meaning set out in Clause 35.1 hereto;

"Expenditure" means any Operating Expenditure or Capital Expenditure;

"Expert" has the meaning set out in Schedule 2 (Expert Determination);

"Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality, grade or commercial value of deposits of platinum group metals, including, without limitation, prospecting, mapping, sampling, drilling, pitting, trial mining, analysis, process testing, test marketing, surveying, geophysics, photography and investigation;

"Exploration Phase" means, in respect of the Pedra Branca Project (or part thereof), the period from the Effective Date up to the commencement of the Mining Phase for the Pedra Branca Project (or part thereof);

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"Fair Value" means, in respect of a sale of Interests from one Party (the "seller") to another Party (the "buyer"), the value agreed between the Parties, or failing agreement the value that the Expert certifies to be the fair market value in such Expert's opinion of such Interests based on, inter alia, the following assumptions:

(a)     the value of any Shares shall be that proportion of the fair market value of the entire issued share capital of the Company that the seller's Shares bear to the then total issued share capital of the Company (with no premium or discount for the size of the seller's shareholding or for the rights or restrictions applying to the Shares under this Agreement or the Articles and By-Laws (New) of the Company);

(b)     the sale is between a willing buyer and a willing seller on the open market;

(c)     the Company's business shall continue to be carried on as a going concern (unless the Company is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable to the Company) without regard to potential (and as yet unrealised) success of any Exploration conducted during any Exploration Phase;

(d)     the Interests are sold free of Encumbrances; and

(e)     the value of any Pedra Branca Project that is in the Mining Phase shall be determined without reference to any mineral resources other than Proven and Probable Reserves as disclosed in the applicable Mining Feasibility Study for such Pedra Branca Project (or, if a more recent statement of reserves and resources shall have been prepared in accordance with the JORC Code by or under the supervision of an independent qualified person, such statement);

"Feasibility Election Date" has the meaning set out in Clause 14.3;

"Feasibility Option" has the meaning set out in Clause 14.1;

"Feasibility Option Exercise Date" shall mean the earlier of (i) the date on which APB has incurred and/or funded Approved Expenditure during the Feasibility Period of an aggregate amount equal to US$ 10,000,000 and (ii) the date one Mining Feasibility Study in connection with the Pedra Branca Project (or any part thereof) is delivered to the Board of the Company;

"Feasibility Period" means the period from and after the Feasibility Election Date to the Feasibility Option Exercise Date;

"Feasibility Shares" has the meaning set out in Clause 14.5;

"Final Earn-in Date" means the date on which the Ownership Interest of APB is equal to or exceeds 51%;

"Finance Option" has the meaning set out in Clause 14.2;

"Finance Option Exercise Date" shall mean the date on which the Board of the Company approves a Project Financing Plan for the placing of the Pedra Branca Project (or any part thereof) into production in accordance with an Approved Work Programme and Budget for such development;

"Finance Shares" has the meaning set out in Clause 14.9;

"Financial Year" means the period commencing each year on January 1 and ending on the following December 31;

"First Option" has the meaning set out in Clause 13.1.1;

"First Option Exercise Date" shall mean the earlier of (i) the last day of the First Earn-in Period, (ii) the date on which APB has incurred and/or funded Approved Expenditure sufficient complete the Initial Work Programme and Budget, and (iii) the date on which APB has incurred and/or funded Relevant Funding in an aggregate amount equal to US$ 2,250,000;

"First 15% Shares" has the meaning set out in Clause 13.3;

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"First Earn-in Period" means the period set out in the Initial Work Programme and Budget;

"Framework Agreement" means the framework agreement dated July 14, 2006 between RPM, Solitario and AML pursuant to which certain preliminary steps towards the establishment of the joint venture contemplated herein were provided for, as amended;

"Funding Default" has the meaning set out in Clause 10.8;

"Further 21% Shares" has the meaning set out in Clause 13.3;

"Further Work Programme and Budget" has the meaning set out in Clause 8.7 and "Further Work Programmes and Budgets" means all of them;

"Governmental Authority" means any administrative, executive, fiscal, judicial, legislative or other body of any federal, regional, state, local or any other authority;

"Historical Cost" means an amount equal to:

Y = (A + B) * V

where:

"A"     is the aggregate of (i) the total of the Reducing Shareholder's actual contributions to the Company after the date of the Letter Agreement and to the date of the offer to sell pursuant to Clause 11.8, and (ii) the Reducing Shareholder's Initial Contribution;

"B"     is the aggregate of (i) the total of the non-Reducing Shareholder's actual contributions to the Company after the date of the Letter Agreement and to the date of the offer to sell pursuant to Clause 11.8, and (ii) the non-Reducing Shareholder's Initial Contribution; and

"V"     is the Reducing Shareholder's Ownership Interest at the date of the offer to sell pursuant to Clause 11.8;

"Holding Company" means a company or corporation of which another company or corporation is a Subsidiary;

"Increasing Shareholder" has the meaning set out in Clause 11.4;

"IFRS" means International Financial Reporting Standards issued or adopted by the International Accounting Standards Board;

"Indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent (including interest and other charges relating to it);

"Indemnified Losses" means any losses, damages, expenses, liabilities (whether accrued, actual, contingent, latent or otherwise), claims and demands of whatever nature or kind including all legal fees and costs;

"Initial Work Programme and Budget" has the meaning set out in Clause 8.5;

"Interests" means, in respect of any Shareholder, all right, title and interest of such Shareholder and its Affiliates in Shares, Options, the Company Loan Notes, this Agreement (including its Ownership Interest hereunder), and any and all other rights and privileges arising in connection with this Agreement, and "Interest" means any of the foregoing;

"JORC Code" means 2004 edition of the Australasian Code for Reporting of Mineral Resources and Ore Reserves (the JORC Code) prepared by the Joint Ore Reserves Committee of The Australasian Institute of Mining and Metallurgy, the Australian Institute of Geoscientists and the Minerals Council of Australia, as in effect on the Effective Date;

"Land Agreements" means those agreements entered into from time to time by the Company with land owners in the Project Area;

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"Law" means:

(a)     common or customary law;

(b)     any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction; and

(c)     any present or future directive, regulation, practice, concession or requirement which has the force of law and which is issued by any governmental body, agency or department or any central bank or other fiscal, monetary, regulatory, self-regulatory or other authority or agency;

"Letter Agreement" means the letter agreement dated 28 January 2003 between Anglo Platinum Limited (then known as "Anglo American Platinum Corporation Limited") and Solitario in relation to certain funding and earn-in arrangements between the parties thereto pertaining to the Pedra Branca Mineral Rights and certain other mineral rights and claims the subject of such letter agreement, as amended from time to time;

"LIBOR" means an annual rate equal to the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Rate Settlement Rate for deposits in dollars with a term of six months;

"Manager" means the Party (and/or its Affiliates) appointed from time to time in accordance with the terms of this Agreement and the Services Agreement to provide certain operational and technical services to the Company;

"Mining" means any activities relating to the mining for and production of platinum group metals including tailings re-treatment mining operations; ore extraction; milling, processing beneficiation of ore; waste rock handling and disposal; tailings treatment and disposal; mine site rehabilitation; and shall include all activities relating to the design and construction of facilities and related infrastructure to permit the foregoing and all Exploration activities undertaken in the Mining Phase of the Pedra Branca Project (or any part thereof);

"Mining and Prospecting Information" means all information available with respect to hard-rock and tailings re-treatment operations and mapping, sampling, drilling, pitting, trial mining, analysis, process testing, test marketing, surveying, geophysics and photography in relation to the Pedra Branca Project including, but not limited to, all surveys, maps, mosaics, aerial photographs, electromagnetic tapes, electromagnetic or optical disks, sketches, drawings, memoranda, drill cores, logs of such drill cores, geophysical, geological or drill maps, sampling and assay reports, notes and other relevant information and data in whatever form;

"Mining Feasibility Study" means a detailed report, showing the feasibility of placing all or any part of the Property into commercial production, in such form and detail and using such assumptions as to metal prices as are customarily required, at the time of delivery of the Mining Feasibility Study, by institutional lenders of major stand alone non-recourse financing for mining projects, and shall include a reasonable assessment of the mineable ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring the evaluated deposit into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by all reasonably necessary information and data including at least the following:

(i)     a description of that part of the Properties containing the evaluated deposit and to be covered by the proposed mine;

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(ii)     a statement of mineral reserves and resources prepared by or under the supervision of an independent qualified person in accordance with, and employing the definitions of the JORC Code and which clearly discloses the proven and probably reserves of Product comprising the proposed development;

(iii)     the proposed procedure for Mining;

(iv)     results of the metallurgical tests on the metalliferous minerals to be extracted;

(v)     the nature and extent of the facilities proposed to be acquired and constructed which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(vi)     the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(vii)     appropriate environmental impact studies and costs and a description of the permits which must be obtained in connection with placing the evaluated deposit into commercial production;

(viii)     the period in which it is proposed the evaluated deposit will be brought to commercial production;

(ix)     such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

(x)     working capital requirements for the initial 12 months of operations of the evaluated deposit as a mine or such longer period as may be reasonably justified in the circumstances;

"Mining Phase" means, in respect of the Pedra Branca Project (or part thereof), the period commencing from the Board decision to undertake Mining activities in connection therewith in accordance with Article 9 and, for clarity, includes the construction of a mine and related infrastructure;

"Non-Defaulting Shareholders" has the meaning set out in Clause 29.1.1;

"Non-Reducing Shareholder's Initial Contribution" in the case of AML shall be an amount calculated in accordance with Schedule 1 (Initial Contribution), and in the case of APB, shall be zero;

"Offered Interest" has the meaning set out in Clause 11.8;

"Operating Expenditure" means, in relation to the Company, all costs incurred or funded by the Company of every kind, nature or description whatsoever other than Capital Expenditure in relation to the Pedra Branca Project;

"Operations" means all Mining and Exploration and related activities carried out pursuant to this Agreement;

"Options" means the Earn-in Options, the Feasibility Option and the Finance Option and "Option" means any of them;

"Option Shares" means, in respect of APB, all Shares that APB has a right to subscribe for at such time pursuant to any Option (excluding, for greater certainty, any Shares the subscription of which has been completed in accordance with the terms of any Option);

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"Ore" means all materials from the Property, the nature and composition of which justifies either:

(i)     mining or removing from place and shipping and selling such material, or delivering such material to a processing plant for physical or chemical treatment; or

(ii)     leaching such material in place;

"Ownership Interest" means, in respect of a Shareholder, the percentage interest representing the equitable and beneficial ownership interest of such Shareholder in the Company as such interest may from time to time be adjusted hereunder;

"Parties" means APB, AML, the Company, RPM and Solitario and each other person that becomes a party to this Agreement in accordance with its terms, and "Party" shall mean any of them;

"Pedra Branca Mineral Rights" means the mineral rights set out in Schedule 7 (Pedra Branca Mineral Rights), together with any and all ancillary rights under Applicable Law attaching thereto, and the Land Agreements;

"Pedra Branca Project" means all Exploration and Mining activities undertaken by the Company on or in respect of the Properties;

"Products" means:

(i)     all Ore shipped and sold prior to treatment; and

(ii)     all concentrates, precipitates, doré, refined gold, platinum group metals and other refined metals and products produced by or for the Company from Ore;

"Project Area" means the surface areas in the central region of the state of Ceara, Brazil covered by the Properties, co-ordinates and a map of which are set out in Schedule 6;

"Project Financing Plan" shall mean a plan that provides for financing arrangements necessary to finance 100% of an Approved Work Programme and Budget for the development of the Pedra Branca Project (or any part thereof) to enable Mining, which plan shall be of sufficient detail to enable the Board, and if applicable, the Shareholders to make a reasoned decision thereon and shall include (i) sources of funding and cost of capital, (ii) identification of any required sponsor support, and (iii) proposed funding structure;

"Properties" means the Pedra Branca Mineral Rights together with any renewals thereof and any other form of substitute or successor title thereto, including any mining concessions or other interests derived from or into which any such claims may have been or may hereafter be converted together with any mineral rights acquired by the Company within the Area of Interest pursuant to Clause 17.1;

"Proven and Probable Reserves" means, at any date, "proven reserves" and "probable reserves" (as such terms are defined in the JORC Code in effect on such date);

"Reducing Shareholder" has the meaning set out in Clause 11.6;

"Reducing Shareholder's Initial Contribution" in the case of AML shall be an amount calculated in accordance with Schedule 1 (Initial Contribution), and in the case of APB, shall be zero;

"Relevant Funding" means at any time the sum of (i) the Eligible Initial Investment Costs, and (ii) the aggregate of all Advances made by members of the APB Group pursuant to Clause 10 on or prior to such time;

"Required Shareholder Funding" has the meaning set out in Clause 10.4;

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"Reserved Matters" means any of the following:

(a)     a variation or modification of the Articles and By-Laws (New) of the Company or the rights attaching to any shares in the capital of the Company;

(b)     any increase, decrease or change in the amount of the authorised or issued share capital of the Company or in the manner of calculating same (whether by way of capitalisation issue, rights issue, sub-division, consolidation, reduction of capital, share repurchase or otherwise) except as required to enable the subscription of Shares pursuant to the exercise of Options;

(c)     any amendment or alteration in the rights, privileges, restrictions or conditions attaching to any issued or unissued shares in the capital of the Company (save in connection with the adoption of the Articles and By-Laws (New) in accordance with this Agreement);

(d)     the granting by the Company of any option or other interest (in the form of convertible securities or in any other form) over or in its share capital, any redemption or purchase by the Company of any of its own shares or any other reorganisation of its share capital (save as provided in this Agreement);

(e)     the engaging by the Company in any business other than the Business, or the expenditure by the Company of any monies other than in good faith for the purposes of or in connection with the carrying on of the Business;

(f)     the approval of any distribution policy for the Company in relation to the declaration or payment by the Company of any dividend or the making by the Company of any other distribution (by way of capitalisation, repayment or in any other manner);

(g)     the appointment or removal of any member of the Board, other than in accordance with the provisions of this Agreement;

(h)     any proposal that the Company be wound up, reorganised or merged;

(i)     the entering into by the Company of any transaction or arrangement with any member of the AML Group or the APB Group that is not on arm's length terms;

(j)     any variation to the terms of any the Company Loan Note; or

(k)     the creation of any Encumbrance over or in respect of the Properties except as required for obtaining financing or raising capital in connection with the Business;

"Second Option" has the meaning set out in Clause 13.1.2;

"Second Option Exercise Date" shall mean the earlier of (i) the last day of the Second Earn-in Period, (ii) the date on which APB has incurred and/or funded Approved Expenditure sufficient to complete the Second Work Programme and Budget, and (iii) the date on which APB has incurred and/or funded Relevant Funding in an aggregate amount equal to US$ 4,000,000;

"Second 15% Shares" has the meaning set out in Clause 13.3;

"Second Earn-in Period" means the period set out in the Second Work Programme and Budget;

"Second Work Programme and Budget" has the meaning set out in Clause 8.6;

"Services Agreements" means the AML Services Agreement and any other service agreement entered into by the Parties to appoint a Manager of the Pedra Branca Project and "Services Agreement" means any one of them;

"Shareholder" means each of APB and AML, so long as it holds a Shareholding, and their permitted assigns;

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"Shareholding" means, in respect of any Party at any time, an amount (expressed as a percentage) determined in accordance with the following formula:

S	=	S1	x	100
S2

where:

S is the Shareholding of such Party;

S1 is the aggregate number of Shares held by such Party at such time; and

        S2 is the aggregate number of Shares issued and outstanding as at such time;

"Shares" means ordinary shares in the capital of the Company;

"Sole Funding" means the making of one or more Advances by a Party where such Party is obliged at the relevant time to fund 100% of the Approved Expenditures to which such Advance relates in accordance with the terms of this Agreement, and "Sole Funded" shall be interpreted accordingly;

"Subsidiary" of a company or corporation means any company or corporation:

(a)     50% or more of the issued share capital of which is legally or beneficially owned, directly or indirectly, by the first mentioned company or corporation;

(b)     where the first-mentioned company owns the right or ability to control directly or indirectly the affairs or the composition of the board of directors (or equivalent of it) of such company or corporation; or

(c)     which is a Subsidiary of another Subsidiary of the first mentioned company or corporation;

"Third Earn-in Period" means the period set out in the Third Work Programme and Budget;

"Third Option" has the meaning set out in Clause 13.1.3;

"Third Option Exercise Date" shall mean the earlier of (i) the last day of the Third Earn-in Period, (ii) the date on which APB has incurred and/or funded Approved Expenditure sufficient to complete the Third Work Programme and Budget, and (iii) the date on which APB has incurred and/or funded Relevant Funding in an aggregate amount equal to US$ 7,000,000;

"Third Work Programme and Budget" has the meaning set out in Clause 8.6;

"Transfer and Subscription Terms" means the terms and conditions set out in Schedule 4;

"Transferred Interest" has the meaning set out in Clause 29.1.1;

"Transfer Notice" has the meaning set out in Clause 28.3.1; and

"Work Programmes and Budgets" means, collectively, the Initial Work Programme and Budget, the Second Work Programme and Budget, the Third Programme and Budget, Further Work Programmes and Budgets and Supplemental Work Programmes and Budgets and "Work Programme and Budget" means any of them.

1.2     Interpretation - In this Agreement:

1.2.1     any gender includes the other genders;

1.2.2     a "person" shall be construed as a reference to any individual, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

1.2.3     the singular includes the plural and vice versa;

1.2.4     unless the context otherwise requires, words denoting the singular include the plural and vice versa and references to a person includes its successors and permitted assigns;

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1.2.5     a reference to a specified Article, Clause or Schedule shall be construed as a reference to that specified Article, Clause or Schedule of this Agreement and the Schedules are deemed to be incorporated in this Agreement, and a reference to "this Agreement" includes a reference to the Schedules;

1.2.6     a reference to an agreement, law, statute, decree, regulation or other legal instrument shall be construed as a reference to such agreement, law, statute, decree, regulation or other legal instrument as the same may be amended, varied, supplemented, novated, assigned or re-enacted from time to time;

1.2.7     the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement;

1.2.8     any statement of or reference to "US$" or "United States Dollars" amounts shall mean the legal tender of the United States;

1.2.9     the expression "including" shall be construed as meaning "including without limitation", unless the context otherwise requires;

1.2.10     a reference to a document, instrument or agreement "in agreed form" shall mean that such document, instrument or agreement has been duly initialled whether before or after this agreement by each Party hereto evidencing that such document, instrument or agreement is in the agreed final form;

1.2.11     any and all notices, approvals, requests, consents, agreements or other communications to be given or made by any Party or the Parties pursuant to this Agreement shall be given or made in writing by such Party or Parties and the Parties hereto agree that "in writing" shall include electronic means of communication, including email;

1.2.12     a legal entity includes its successors and permitted assigns; and

1.2.13     any reference in this Agreement to a time shall, unless otherwise specified, be construed as a reference to Rio de Janeiro time.

2.     EFFECTIVENESS, TERM AND TERMINATION

2.1     Effectiveness - This Agreement shall become effective upon the Effective Date and shall continue in full force and effect until terminated in accordance with the provisions of Clause 2.2.

2.2     Termination - This Agreement shall terminate:

2.2.1     in accordance with Clause 10.9.1;

2.2.2     automatically if, after the First Option Exercise Date, the Shareholding of a Shareholder becomes 100%;

2.2.3     automatically if APB fails to complete the funding threshold set out in Clause 10.1.1;

2.2.4     in accordance with Article 24; or

2.2.5     by mutual written agreement between the Parties,

            provided that any such termination shall be without prejudice to the accrued rights and obligations of the Parties hereunder, including any obligations in respect of Earn-in Options.

3.     TRANSACTIONS ON OR AFTER THE EFFECTIVE DATE

3.1     Organisation of the Company - The Parties will procure that on the Effective Date:

3.1.1     The Articles and By-Laws of Incorporation (New) are duly approved by the Shareholders and adopted by the Company in accordance with Applicable Law;

3.1.2     The Board shall comprise four directors, two of whom shall be APB Directors and two of whom shall be AML Directors (in accordance with Article 5);

3.1.3     The Board elects two officers to serve as the Board of Officers of the Company;

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3.1.4     APB shall take one Share held by Mineracao Solitario do Brasil Ltda. at par value and AML shall transfer one Share each to any two APB Directors nominated by APB;

3.1.5     Deloitte shall be appointed as the auditors of the Company (unless at such time Deloitte are validly appointed as the auditors of the Company);

3.1.6     There shall be opened and maintained an account in the name of the Company with an account bank approved by the Board; and

3.1.7     Each APB Director shall be appointed as the alternate of the other APB Director and each AML Director shall be appointed as the alternate of the other AML Director in accordance with Applicable Law.

3.2     Eligible Initial Investment Costs - The Parties recognize and acknowledge that members of the APB Group have, prior to the Effective Date, funded an amount equal to the Eligible Initial Investment Costs and that such amount is to be treated for all purposes under this Agreement as a portion of the funding contemplated under Clause 10.1.1.

3.3     No Partnership - Nothing in this Agreement shall be construed as creating a partnership between any of the Parties.

3.4     Services Agreement - Each of AML, Solitario and RPM shall enter into the AML Services Agreement and the Parties shall procure that the Company enters into, the AML Services Agreement. The Parties recognize and acknowledge that all amounts paid and or reimbursed under the terms of the AML Services Agreement shall be treated as Allowable Expenditures for the purposes of the funding contemplated under Clause 10.1.

3.5     APB and AML May Not Bind Other Parties - Save as may otherwise be permitted by the Services Agreements, neither APB nor AML (nor any of their respective Affiliates) shall be entitled to incur any obligations on behalf of any of, or to act on behalf of or bind, the other Parties hereto.

4.     MANAGEMENT OF THE COMPANY

4.1     Management of the Company - The Board shall be responsible for managing and determining the policies, business and affairs of the Company and shall be entitled to exercise all such powers of the Company as are not, in accordance with Applicable Law, required to be exercised by the shareholders of the Company in a general meeting. Without limiting the generality of the foregoing, the Board shall be responsible for (i) making all decisions with respect to the Business, (ii) carrying out and overseeing those matters for which it is responsible in accordance with this Agreement, (iii) monitoring compliance with all Approved Work Programmes and Budgets and (iv) monitoring compliance with the applicable Services Agreement.

4.2     Board of Officers - The day to day operations of the Company shall be the responsibility of (i) the Board of Officers of the Company (as elected pursuant to Clause 3.1.3), who shall perform such functions in accordance with the duties and powers set out in the Articles and By-Laws (New) and in accordance with Applicable Law, and (ii) the Manager under and in accordance with the terms of the Services Agreement.

4.3     Approvals during Earn-in Phases - Notwithstanding Clause 4.1, provided APB is Sole Funding Approved Expenditures, no proposed Work Programme and Budget shall be approved by the Board without the express written consent of APB to such proposed Work Programme and Budget.

4.4     Services Companies and Manager - The Parties acknowledge that unless otherwise approved by the Board, all work under Approved Work Programmes and Budgets shall be carried out by the Manager pursuant to the relevant Service Agreement. AML shall be the first Manager. APB may, at its discretion, elect to replace AML as Manager at any time after

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the Second Option Exercise Date and shall, unless otherwise approved by the Board, become Manager on the Final Earn-in Date. In the event that APB elects to become Manager or becomes Manager in accordance with the terms of this Agreement, APB shall procure that the relevant member of the APB Group enters into a Service Agreement.

4.5     AML Services Agreement - Prior to the Second Option Exercise Date, no decision of the Board shall be taken in relation to any Company consent requirements under the terms of the AML Services Agreement, without the express written consent of APB.

5.     COMPOSITION AND PROCEEDINGS OF THE BOARD

5.1     Initial Composition of Board - Prior to the Third Option Exercise Date:

5.1.1     the Board shall consist of four Directors, two of which shall be APB Directors and two of which shall be AML Directors;

5.1.2     subject to Clause 5.1.3, the Chairman of the Board shall be appointed by the Board initially from amongst the AML Directors and thereafter the Chairmanship shall be rotated amongst the APB Directors, on the one hand, and the AML Directors, on the other hand, every 12 months, and any Chairman appointed under this Clause 5.1.2 shall not have a casting vote; and

5.1.3     on and after the Second Option Exercise Date, the Chairman of the Board shall be appointed by the Board from amongst the APB Directors (as specified by notice given by APB from time to time to each of the other Parties) and such Chairman shall have a casting vote.

5.2     Adjustment to Composition of Board - On and after the Third Option Exercise Date, and subject to Clause 5.12, the Board shall consist of a minimum of four and a maximum of six Directors, the majority of which, in each case, shall be APB Directors. Provided a Shareholder holds at least a Shareholding of 30%, it shall be entitled to a minimum of two directors.

5.3     Quorum - A quorum for the transaction of any business at Board Meetings shall be initially at least two APB Directors and at least two AML Directors, but on and after the Third Option Exercise Date, a quorum for the transaction of any business at Board Meetings shall be at least three APB Directors and at least one AML Director. Notwithstanding the foregoing, if within 60 minutes after the time scheduled for a Board Meeting a quorum is not present because the requisite number of APB Directors or AML Director(s) is not in attendance or if during such meeting a quorum ceases to be present, then (a) the Board Meeting shall be adjourned to the same time on the date which is seven Business Days thereafter at the same place and time or such other time and/or date as all Shareholders agree, (b) notice of the adjourned Board meeting shall be given to all Shareholders and (c) at such adjourned Board Meeting the quorum will be any two Directors.

5.4     Alternate Directors - Each Director may have an alternate (who may be another Director) to represent such Director on the Board in such person's absence provided that such alternate director has been duly identified and/or appointed in accordance with the terms of the Articles and By-Laws (New) and Applicable Law. A Director shall, for the purpose of this Agreement, be regarded as being present at a Board Meeting if he or she is represented by an alternate director duly appointed in accordance with the terms of the Articles and By-Laws (New) and Applicable Law.

5.5     Role of Chairman - The Chairman of the Board for the time being shall preside at Board Meetings. In the event the serving Chairman of the Board is unable to attend or act at any Board Meeting, the Board shall nominate one of their number to serve as acting Chairman at such meeting and such nominee shall have all of the rights and powers of the serving Chairman hereunder at such meeting; provided that such acting Chairman shall be selected from the Directors nominated and appointed by the Party who appointed the serving Chairman.

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5.6     Role of Secretary - The Chairman shall appoint a secretary. The secretary, acting under the direction of the Chairman, shall give not less than 14 days' prior notice (or such lesser period of notice as may be consented to in writing by at least one APB Director and one AML Director) to the Directors of any scheduled or proposed Board Meeting, shall duly record the minutes of all Board Meetings and shall distribute such minutes to each of the Directors and the Shareholders, and shall have such other powers and duties as the Board may determine from time to time. If none of the Directors nominated and appointed by a Shareholder gives notice of any changes that it believes should be made to the minutes within 21 days of receipt of the minutes, all Directors nominated and appointed by such Shareholder shall be deemed to have approved those minutes.

5.7     Power to Replace Directors - Each of APB and AML shall be entitled from time to time by notice to the Chairman of the Board and the other of them to call for a Shareholders' meeting in order to remove any APB Director or AML Director, respectively, and to replace any person who is so removed or who ceases for any other reason to be a APB Director or AML Director, respectively.

5.8     Meetings of Board - The Board will meet at least quarterly provided that either of APB or AML shall be entitled to convene a Board Meeting by giving at least 14 Business Days' prior notice (or such lesser period of notice as may be consented to in writing by at least one APB Director and one AML Director) to the secretary appointed in accordance with Clause 5.6. Unless otherwise decided by the Board, Board Meetings shall be held in Brazil and may be attended by Directors by means of electronic means of communication through which each Director so attending may hear and be heard by all the other Directors so attending.

5.9     Observers - In addition to the Directors nominated by it, each Shareholder shall be entitled to have up to three observers present at each Board meeting.

5.10     Simple Majority - Subject to Clause 4.2 and Article 6, resolutions proposed at Board Meetings shall be valid if passed by a simple majority of votes (including any casting vote of the Chairman permitted to be cast in accordance with this Agreement). Each Director shall have a single vote, provided that where so provided in this Article 5 the Chairman shall also have a casting vote.

5.11     Deadlocks - If and whenever:

5.11.1     any Further Work Programme and Budget has not been approved by the Board in accordance with this Agreement prior to the commencement of the period to which such Work Programme and Budget relates; and/or

5.11.2     the Board fails, in two consecutive meetings of the Board, to approve any matter referred to in Article 6,

such matter shall be referred for resolution in accordance with Clause 27.2 unless otherwise agreed by all the Shareholders (but shall not be subject to arbitration in accordance with Clause 27.3).

5.12     Right to Appoint Directors - Notwithstanding the provisions of Clauses 5.1 and 5.2, if at any time after the Second Option Exercise Date, (i) the Shareholding of any Shareholder falls below 10%, such Shareholder shall not be entitled to appoint or maintain in office any Director, and (ii) APB does not exercise the Third Option, the Board shall appoint one of the AML Directors as Chairman of the Board and such Chairman shall have a casting vote.

6.     APPROVAL OF RESERVED MATTERS

6.1     Approval of Reserved Matters - No decision of the Board, nor any decision of the Board of Officers of the Company nor any decision or resolution of the shareholders of the Company shall be of any force or effect in respect of any of the Reserved Matters, and the Parties shall do all acts and things necessary (including exercising voting rights attaching to

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Shares held (or controlled) by them and exercising their right to nominate and terminate the appointment of Directors) to ensure that no action is taken by the Company with respect to any of the Reserved Matters without the unanimous consent of all of the Shareholders save in respect of paragraphs (e), (i) and (j) of the definition of Reserved Matters which will require the unanimous approval of the Board; provided that if at any time after the Second Option Exercise Date, a Shareholder's Shareholding is below 20%, paragraphs (b), (d), (e), (h), (i) and (k) shall not be considered to form part of the definition of Reserved Matters under this Agreement.

7.     SHAREHOLDER MEETINGS

7.1     Shareholders Meetings - Meetings of shareholders of the Company shall be held not less frequently than is required under Applicable Law and including for the purpose of the subscription for and issuance of Shares as provided herein.

7.2     Place of Meetings - Meetings of shareholders of the Company shall be held in Brazil (in the City where the registered office of the Company is). Each of the Shareholders (or its representative or proxy present at such meeting) may invite up to three observers to be present at any meeting of shareholders of the Company.

7.3     Quorum - The quorum for any meeting of shareholders of the Company shall consist of the minimum number of shareholders of the Company as may be required to constitute a quorum for such meeting under applicable Law which number shall include all of the Shareholders (or their representatives) in attendance or represented by proxy; provided that if at any time scheduled for a meeting a quorum is not present including because one Shareholder is not represented, then (i) the meeting shall be adjourned by the shareholders present to the same time on the date which is two Business Days thereafter or such other time and/or date as all Shareholders agree, (ii) notice of the adjourned meeting shall be given to all shareholders and (iii) at such adjourned meeting, the quorum shall consist of any one or more shareholders in attendance or represented by proxy.

7.4     Notice of Meeting - Each notice of a meeting of shareholders of the Company shall contain or be accompanied by an agenda of all material matters proposed to be raised at the meeting, together with or referring to previously distributed appropriate supporting material. Only those matters of business referred to in the applicable notice or agenda may be voted on at a meeting of shareholders, unless all Shareholders (or their representatives) are present or represented by proxy at the meeting and so consent.

8.     WORK PROGRAMMES AND BUDGETS

8.1     Work in Accordance with Approved Work Programmes and Budgets - No work shall be conducted or undertaken nor shall any Expenditure be incurred or funded by the Company (either directly or indirectly through its employees, directors, officers or agents, including the Manager), unless such work or Expenditure is contemplated by an Approved Work Programme and Budget and otherwise complies with the provisions of this Agreement. The Parties agree and acknowledge that the Initial Work Programme and Budget was agreed by the Parties pursuant to the terms of the Framework Agreement and shall constitute an Approved Work Programme and Budget for the purposes of this Agreement.

8.2     Submission of Proposed Work Programmes and Budgets - Unless otherwise approved by the Board:

8.2.1     the Second Work Programme and Budget and, subject to Clause 8.2.2, the Third Work Programme and Budget shall be prepared by AML as Manager under the terms of the AML Services Agreement and in the case of the Second Work Programme and Budget and the Third Work Programme and Budget, submitted to the Board for approval in accordance with Clause 8.6;

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8.2.2     in the event APB elects to become Manager from the Second Option Exercise Date, the Third Work Programme and Budget shall be prepared by APB as Manager and submitted to the Board for approval in accordance with Clause 8.6; and

8.2.3     all proposed Work Programmes and Budgets (other than those referred to in Clauses 8.2.1 and 8.2.2) shall be prepared by APB as Manager and submitted to the Board for approval.

8.3     Conduct of Work by Service Companies - Unless otherwise approved by the Board:

8.3.1     all work under Approved Work Programmes and Budgets prepared by AML pursuant to Clause 8.2.1 shall be conducted by the AML Service Company pursuant to the AML Services Agreement (unless such agreement shall have been terminated in accordance with its terms, in which event such work shall, unless otherwise determined by the Board, be conducted by the Company); and

8.3.2     from and after the date APB elects to become Manager or becomes Manager under the terms of this Agreement, all work under Approved Work Programmes and Budgets relating to Pedra Branca Project shall be conducted by the APB Group pursuant to a Services Agreement (unless such agreement shall have been terminated in accordance with its terms, in which event such work shall, unless otherwise determined by the Board, be conducted by the Company).

8.4     Purpose of Work Programmes and Budgets during Exploration Phase - The Parties hereby expressly agree that the purpose of Initial Work Programme and Budget, the Second Work Programme and Budget and the Third Work Programme and Budget relating to the Exploration Phase of the Pedra Branca Project shall be to evaluate the global tonnage potential of the Project Area and to evaluate the optimal exploitation potential of the Project Area.

8.5     Initial Proposed Work Programme and Budget - The Parties acknowledge and agree that pursuant to the terms of the Framework Agreement, the initial Work Programme and Budget (the "Initial Work Programme and Budget") was agreed and that certain aspects of such Work Programme and Budget have been implemented under and in accordance with the terms of the Framework Agreement. Such Initial Work Programme and Budget is attached hereto as Schedule 3, Part A (Initial Work Programme and Budget), for further reference. The Parties acknowledge and agree that prior to the Effective Date, approximately US$ 256,153 (two hundred and fifty-six thousand, one hundred and fifty-three United States Dollars) of the work set out in the Initial Work Programme and Budget has been funded by the APB Group and implemented by the AML Group pursuant to and in accordance with the terms of the Framework Agreement. Details of the work so funded are contained in Schedule 3 (Actual Work and Expenditure), Part B. The remaining work provided for in the Initial Work Programme and Budget, estimated to be approximately US$ 966,140 (nine hundred and sixty-six thousand, one hundred and forty United States Dollars), shall be implemented by AML under the terms of the AML Services Agreement.

8.6     Second Work Programme and Budget and Third Work Programme and Budget - Subject to Clause 10.9.5, AML and, if applicable, APB shall procure that the Manager delivers to the Board a proposed second Work Programme and Budget (the "Second Work Programme and Budget") in relation to the proposed Second Earn-in Period and a proposed third Work Programme and Budget (the "Third Work Programme and Budget") in relation to the proposed Third Earn-in Period:

8.6.1     in the event of the Second Work Programme and Budget not later than 60 days prior to the end of the work/budget period set out in the Initial Work Programme and Budget; and

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8.6.2     in the event of the Third Work Programme and Budget not later than 60 days prior to the end of the work/budget period set out in the Second Work Programme and Budget, which Work Programmes and Budgets shall be considered and, if applicable, approved, by the Board and APB in accordance with the terms of this Agreement.

8.7     Further Work Programmes and Budgets - Each Party shall prepare and submit to the Board for approval such further Work Programmes and Budgets as it, in its capacity as Manager, is responsible for preparing in accordance with Clause 8.2 covering all proposed works and Expenditures proposed to be undertaken, incurred or funded by the Company in connection with the Pedra Branca Project following the completion of the Initial Work Programme and Budget, the Second Work Programme and Budget and the Third Work Programme and Budget (each such further Work Programme and Budget, a "Further Work Programme and Budget"). The Company shall procure that such Further Work Programmes and Budgets are presented for consideration by the Board (i) during the Exploration Phase, by not later than 60 days prior to and (ii) during the Mining Phase, by not later than 90 days prior to, the end of the Work Programme and Budget then in place and that such proposed Further Work Programmes and Budgets are accompanied by a detailed report in respect of the then current Work Programme and Budget period, including without limitation those matters stipulated in the AML Service Agreement (and any subsequent Services Agreements) as reporting obligations. The Parties shall use their reasonable efforts to procure that the Board approves all Further Work Programmes and Budgets (with such amendments or modifications thereto as may be approved by the Board) in a timely manner and in any event (i) during the Exploration Phase, within 60 days of receipt by the Board of such proposed Work Programme and Budget, and (ii) during the Mining Phase, within 90 days of receipt by the Board of such proposed Work Programme and Budget.

8.8     Content of Work Programmes and Budgets - Each Work Programme and Budget proposed by the Manager, a Party hereto or approved by the Board shall set out, in reasonable detail, the following:

8.8.1     the timing, nature and amounts of all Operating Expenditures and Capital Expenditures to be incurred or funded by the Company, including, for certainty, (i) any and all Expenditures required for the maintenance of the Properties under Applicable Law, and (ii) any and all Expenditures required in connection with required restoration and reclamation of the Property under Applicable Law or otherwise, and posting any bond (whether cash or surety) required in that regard by any Government Authority;

8.8.2     the period of time to which such Work Programme and Budget relates provided that the period of time to which each of the Second Work Programme and Budget and the Third Work Programme and Budget relates shall be no longer than 14 months (it being understood that the work period shall be for 12 months and the remaining two months are for review and approval of the proposed Work Programme and Budget for the next ensuing period, as provided for in Clause 8.6);

8.8.3     a period of time incorporated for the evaluation and approval of any proposed Work Programme and Budget subsequent to the Third Work Programme and Budget, which period shall extend beyond the work period provided for in such Work Programme and Budget for the undertaking of Exploration or Mining by (i) a minimum of 60 Business Days during the Exploration Phase, and (ii) a minimum of 90 Business Days during the Mining Phase; and

8.8.4     such other information as the Board shall require.

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8.9     Board Preparation of Work Programmes and Budgets Notwithstanding the foregoing and the terms of the Services Agreement, the Board shall retain the discretion to prepare a Work Programme and Budget as it, in its sole discretion, deems appropriate in circumstances where (i) the Board has not approved a proposed Work Programme and Budget prepared by the Manager for any reason, (ii) amendments or changes to an Approved Work Programme and Budget are required, or (iii) no Manager has been appointed. If the Board for any reason fails to adopt a Work Programme and Budget, the Manager shall continue Operations at levels sufficient to maintain the Properties in good standing for a maximum period of six months. Should the Board for any reason fail to adopt a Work Programme and Budget during the Mining Phase subsequent to the initial Approved Work Programme and Budget during such phase, and subject to contrary direction of the Board and the receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Approved Work Programme and Budget during such Mining Phase for a maximum period of six months.

8.10     Budget Overruns - The Company shall ensure that the terms of the applicable Services Agreement provide that the Manager shall not exceed the budget in an Approved Work Programme and Budget by more than 10% (ten percent) unless expressly authorised by the Board prior to incurring Expenditures to fund such overrun. Budget overruns in excess of 10% which are approved by the Board shall constitute expenditures under an Approved Work Programme and Budget and be paid out of funds from Operations or shall, subject to any Sole Funding, be borne by the Shareholders in proportion to their respective Ownership Interests at the time the permitted or approved overrun occurs. Any such funded expenditures incurred by the Manager under the applicable Services Agreement shall constitute Allowable Expenditures.

9.     DECISION TO UNDERTAKE MINING

The Company shall not undertake any Mining activities on the Properties or in the Project Area or otherwise on or in connection with the Pedra Branca Project (or part thereof), unless, prior thereto, APB or AML shall have delivered to the Board a formal proposal in respect of thereof together with such supporting information, including without limitation a Mining Feasibility Study supporting such proposal, as the Board shall require, and the Board shall have approved such proposal.

10.     FUNDING OF PEDRA BRANCA PROJECT

10.1     Funding Prior to the Final Earn-in Date - Prior to the Final Earn-in Date and subject to Clause 10.9, APB shall make Advances (at the times and in the manner determined by the Board) in order to fund all Approved Expenditures in connection with the Exploration Phase of the Pedra Branca Project as follows;

10.1.1     a maximum of US$ 2,250,000 in respect of the First Earn-in Period;

10.1.2     a maximum of US$ 1,750,000 in respect of the Second Earn-in Period; and

10.1.3     a maximum of US$ 3,000,000 in respect of the Third Earn-in Period;

up to a maximum aggregate of US$ 7,000,000, provided always that if the conduct of Work Programmes and Budgets is constrained due to operational delays or Work Programmes and Budgets for the relevant earn-in period provide for funding requirements less than the maximum amounts set out in this Clause 10.1, either by decision of the Board under Approved Work Programmes and Budgets or because of reasons beyond APB's reasonable control, such that funding at the maximum rates set out above is not required, then the spend requirement shall be reduced accordingly and provided further that APB shall be deemed to have met its funding obligations under this Clause 10.1 with such reduced spend requirements and shall qualify to

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exercise the relevant Earn-in Option under Clause 13 in accordance with the terms of this Agreement. Subject to Clause 10.9 and prior to the Final Earn-in Date, any expenditure shortfall in relation to the funding required for the relevant earn-in period under this Clause 10.1 shall be carried forward to the next applicable earn-in period and the Second Work Programme and Budget or the Third Work Programme and Budget, as applicable, shall be adjusted accordingly. The Parties confirm Clause 3.2 and expressly agree that the remaining funding requirement of APB in relation to the First Earn-In Period shall be US$ 2,250,000 less the Eligible Initial Investment Costs.

10.2     Funding On and After the Final Earn-in Date - On and after the earlier of (i) the date APB ceases Sole Funding in accordance with Clause 10.9, and (ii) the Final Earn-in Date, and subject to Clause 10.3 and Clause 10.6, APB and AML shall make Advances (at the times and in the manner determined by the Board) in order to fund Approved Expenditures in connection with the Pedra Branca Project pro rata in accordance with their respective Ownership Interests.

10.3     Funding of Feasibility Option - If APB elects under Clause 14.3 to pursue the Feasibility Option, APB shall, subject to Clause 10.9, make Advances (at the times and in the manner determined by the Board) in order to fund all Approved Expenditures required during the Feasibility Period in connection with the Pedra Branca Project. APB shall procure that its Board nominees act at all times in such a manner so as to enable completion of the relevant Mining Feasibility Study prior to the date that is 18 months from the Feasibility Election Date.

10.4     Form of Advances - All Advances required under this Agreement shall, unless otherwise agreed between APB and AML, be made in the form of cash by way of advancements on account of equity subscriptions (for purposes of this Agreement, such Advances in this Clause 10.4 being referred to as "Required Shareholder Funding") and shall be made in such form as Advances for Future Capitalization. Unless the form of advances changes as contemplated above, the Parties agree that all such Advances for Future Capitalization are amounts that have been irrevocably committed by the relevant funding party to increase capital in the Company. The Parties acknowledge that tax considerations and implications for each of the Shareholders and the Company may impact how the Shareholders and the Company structure the funding obligations hereunder and agree that they will at all times take such considerations in respect of all such parties into account in determining whether the form of Advances shall be by means of capital contributions, contributed surplus or Shareholder loans.

10.5     Cash Calls - the Company shall, not less than 21 days prior to the commencement of each quarter in respect of which Approved Expenditures will be incurred, by notice in writing to APB and/or AML (each, a "Cash Call") demand that such Party make such Advances as such Party is required to make in accordance with this Clause 10. Advances validly demanded pursuant to each Cash Call shall be made by the relevant Party not later than five days before the beginning of the relevant quarter to be funded. The amount of each cash call shall be in accordance with the then applicable Approved Work Programme and Budget, provided however that the Company may make adjustments to any Cash Call schedule provided for in an Approved Work Programme and Budget due to the normal timing differences (acceleration or delay of specific work items under the implementation of Approved Work Programmes and Budgets) that may occur within a quarter. The Company will provide an explanation for any such adjustments to the Shareholders as part of the applicable Cash Call.

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10.6     Election to Fund an Approved Work Programme and Budget - Subject to the Sole Funding provisions of this Agreement, the Board shall determine the extent to which and the sources from which funds shall be required to fund an Approved Work Programme and Budget. In making such determination, the Board shall, if applicable, consider financing and operating cash flows before funding by contribution from Shareholders. If an Approved Work Programme and Budget is to be funded by contributions from Shareholders, each Shareholder shall, by notice to the Board within 20 Business Days after receipt of such Approved Work Programme and Budget, elect to contribute to such Approved Work Programme and Budget:

10.6.1     in proportion to its Ownership Interest as of the beginning of the budget period covered by the Approved Work Programme and Budget;

10.6.2     in some lesser amount than in proportion to its Ownership Interest as of the beginning of the budget period covered by the Approved Work Programme and Budget; or

10.6.3     not at all.

If a Shareholder elects to participate in an amount less than in proportion to its Ownership Interest, or not at all, its Ownership Interest shall be recalculated, as at the date that the Shareholder makes its election, in accordance with Clause 11.6. If a Shareholder fails to notify the Board of its election with respect to such an Approved Work Programme and Budget within such 30 day period, the Shareholder shall be deemed to have elected not to contribute at all to such Approved Work Programme and Budget and that Shareholders Ownership Interest shall be recalculated accordingly.

10.7     Approved Work Programme and Budget to be Fully Subscribed - If, following all elections having been made pursuant to Clause 10.6, an Approved Work Programme and Budget is not fully subscribed, then a Shareholder which has fully subscribed shall have a period of 10 Business Days to elect to contribute to that portion of the Approved Work Programme and Budget then not subscribed for, proportionate to its Ownership Interest, unless the Shareholders who have fully subscribed agree otherwise. This procedure shall be repeated as often as is necessary until the Approved Work Programme and Budget is fully subscribed or until no subscribing Shareholder remains who is willing to subscribe for the whole of the unsubscribed portion of the Approved Work Programme and Budget. If the Shareholders who have fully subscribed elect to do so, the Ownership Interests of the Shareholders who have not shall be recalculated, as at the date of such further subscription, in accordance with Clause 11.6. If such Approved Work Programme and Budget is still not fully subscribed, then the Board shall curtail or modify the Approved Work Programme and Budget to be consistent with the level of funding subscribed by the Shareholders. The Company shall not proceed with an Approved Work Programme and Budget which is not fully subscribed.

10.8     Failure to Advance Required Shareholder Funding - The Shareholders acknowledge that, if a Shareholder fails to advance any Required Shareholder Funding when due pursuant to a Cash Call (a "Funding Default"), it will be difficult to measure the damages resulting there from. If a Shareholder fails to Advance the Required Shareholder Funding, the Company shall give notice to such defaulting Shareholder and, if such failure is not cured within 30 Business Days after delivery of such notice of default, the non-defaulting Shareholder may elect one of the following remedies by giving notice of such election to the defaulting Shareholder and the Company:

10.8.1     the non-defaulting Shareholder may elect, but shall have no obligation, to advance or cause to be advanced to the Company on behalf of the defaulting Shareholder, in the same manner as the other Advances to be made by the

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Shareholders in respect of such Cash Call, the full amount of the defaulted contribution and treat the same, together with any accrued Default Interest, as a loan to the defaulting Shareholder (a "Default Loan") due 20 Business Days after demand and bearing interest in an amount equal to the Default Interest. A Default Loan and any security interest relating thereto shall be subordinate to financing or any other secured debt, unless otherwise agreed by the creditor of any such financing or other secured debt. The non-defaulting Shareholder shall evidence such subordination by such instruments as such creditor may reasonably request. Failure to repay any Default Loan shall entitle the non-defaulting Shareholder to enforce the security for the loan and to exercise the rights provided in Clause 10.8.2. Each Shareholder hereby grants to the other Shareholder a lien upon all of its Interests and a pledge of and security interest in such Interests and in any dividends or other distributions made in respect of such Interests, as security for any Default Loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the Default Loan with interest and in enforcing such lien, pledge, or security interest, or both, but in all cases subordinated to any financing or other secured debt now or hereafter incurred by the Company, as provided above; or

10.8.2     the non-defaulting Shareholder may elect, by notice to the defaulting Shareholder at any time after 30 Business Days subsequent to expiration of the cure period provided in this Clause 10.8 or after 30 Business Days subsequent to failure to repay a Default Loan, whichever is later, to have the defaulting Shareholder's Ownership Interest reduced in accordance with Clause 11.7. For such purposes, all amounts treated as a loan pursuant to Clause 10.8.1 and interest thereon shall be included in the calculation of the defaulting Shareholder's reduced Ownership Interest as contributions made by the non-defaulting Shareholder. The non-defaulting Shareholder's Ownership Interest shall, at such time, become the difference between 100% and the further reduced Ownership Interest and, for the purposes of the definition of Ownership Interest, the level of its contributions shall be deemed to have increased as necessary to reflect the new Ownership Interests. Such adjustments to Ownership Interests shall be effective as of the date of the default. In such event, the non-defaulting Shareholder undertakes not to realise any security it acquired pursuant to Clause 10.8.1.

10.9     APB Election to Cease Sole Funding - APB may, at its sole discretion, elect to cease Sole Funding under Clause 10.1 and/or, if applicable, Clause 10.3 at any time during the relevant earn-in or funding period, provided however:

10.9.1     if APB ceases to Sole Fund prior to the First Option Exercise Date, APB shall have no rights and Interests in the Pedra Branca Project, whether through a shareholding in the Company or an Ownership Interest or otherwise and this Agreement shall terminate;

10.9.2     if APB ceases to Sole Fund prior to the Final Earn-In Date and is the Manager pursuant to an election made in accordance with Clause 4.4, it shall cease to become Manager and AML shall replace APB as Manager from the date of election hereunder;

10.9.3     the relevant Option to which the funding period relates in respect of which APB has elected to cease Sole Funding shall terminate and APB shall have no entitlement to any additional Shares as a result of partial funding of the applicable Option;

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10.9.4     any Option not exercised prior to the date APB elects to cease Sole Funding shall terminate; and

10.9.5     the then current Approved Work Programme and Budget shall terminate and the Company shall procure that the Manager immediately propose a revised Work Programme and Budget, which Work Programme and Budget shall be presented for consideration by the Board and, if approved, shall constitute an Approved Work Programme and Budget for all purposes of this Agreement.

10.10     Emergency Funding - Notwithstanding anything in this Agreement, the Company may at any time incur, and may require the Shareholders to fund, Allowable Expenditures that the Manager determines (acting reasonably), and the Board agrees, are necessary to protect life or property or the assets of the Company or to comply with Applicable Laws without an Approved Work Programme and Budget. The Company shall promptly notify the Shareholders of the occurrence of any of the circumstances referred to herein. Upon receipt of an emergency cash call made on written notice by the Company and delivered to the Shareholders in accordance with this Agreement, the Shareholders shall advance any funding referred to in this Clause 10.10 and requested in such emergency cash call, pro rata to their respective Shareholdings on the date specified in such emergency cash call.

11.     OWNERSHIP INTERESTS AND SHAREHOLDINGS

11.1     Shareholding to Equal Ownership Interest - It is the intention of the Parties that, subject to the Shareholding of APB prior to the First Option Exercise Date, which Shareholding shall be deemed to be 1%, the Shareholding of each Party shall at all times be equal to the Ownership Interest of such Party, in each case as determined in accordance with this Agreement.

11.2     Determination of Ownership Interest - The Ownership Interests of each Shareholder shall be determined in accordance with the provisions of this Agreement provided, however, that (i) prior to the First Option Exercise Date APB's Ownership Interest shall be as provided for in Clause 11.1 and AML's Ownership Interest shall be 100% less APB's deemed Ownership Interest as aforesaid, (ii) prior to the Final Earn-in Date, APB's Ownership Interest shall be increased only as provided for in Clause 13, (iii) upon the exercise of the Feasibility Option, the Ownership Interest of APB shall be deemed to be 60%, and (iv) upon the exercise of the Finance Option, the Ownership Interest of APB shall be deemed to be 65%.

11.3     Changes in Ownership Interest as between Shareholders - A Shareholder's Ownership Interest shall be changed:

11.3.1     upon the exercise of any one of the Options pursuant to the terms of this Agreement;

11.3.2     if an Event of Default occurs and the provisions of Article 29 are invoked;

11.3.3     as provided for in Clauses 11.6, 11.7 and 11.8; and

11.3.4     upon a transfer by a Shareholder of its Shares in accordance with Clause 28.2.

11.4     Adjustments to Shareholdings - If the Ownership Interests change, and the Shareholding held by APB or AML is not equal to its Ownership Interest, the Shareholders shall procure that and the Company shall, as applicable, (i) issue additional Shares at their par value to the Shareholder (an "Increasing Shareholder") whose Shareholding is less than its Ownership Interest, and/or (ii) consent to any transfers of Shares as may be implemented as contemplated under this Agreement, in either case so that the total number of issued Shares held by the Increasing Shareholder is such that the new Shareholdings correspond with the changed Ownership Interest.

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11.5     Notification of Change in Shareholdings - The Company shall, as soon as practicable following the exercise of any Option or any other share adjustment pursuant to Clause 11.4 and upon written request of a Shareholder from time to time, confirm to each of the Shareholders in writing (i) the number of Shares that are held by each Shareholder and the total number of issued Shares, (ii) that all of the Shares referred to in (i) above have been validly issued by the Company and credited as fully paid and (iii) that the Shares referred to in (i) above have been registered in the Company's share register.

11.6     Voluntary Reduction in Ownership Interest - If a Shareholder elects pursuant to Clause 10.6 to contribute to an Approved Work Programme and Budget in some lesser amount than its Ownership Interest, or not at all, the Ownership Interest of that Shareholder (the "Reducing Shareholder") shall be recalculated at the time of election in accordance with the following formula:

X =	A
A + +* D -E)* F

           where:

"X"     is the Reducing Shareholder's reduced Ownership Interest.

"A"     is the aggregate of (i) the total of the Reducing Shareholder's actual contributions to the Company after the date of the Letter Agreement, (ii) the Reducing Shareholder's Initial Contribution, and (iii) the amount, if any, the Reducing Shareholder elects to contribute to the Approved Work Programme and Budget.

"B"     is the aggregate of (i) the total of the non-Reducing Shareholder's actual contributions to the Company after the date of the Letter Agreement, (ii) the Non-Reducing Shareholder's Initial Contribution, and (iii) the amount the non-Reducing Shareholder elects to contribute to the Approved Work Programme and Budget.

"C"     is the Reducing Shareholder's Ownership Interest at the date of election to contribute to the Approved Work Programme and Budget.

"D"     is the amount all Shareholders have elected to contribute to the Approved Work Programme and Budget.

"E"     is the amount, if any, the Reducing Shareholder elects to contribute to the Approved Work Programme and Budget.

"F"     is 0.2.

11.7     Reduction in Ownership Interest on Funding Failure - A Shareholder who has failed to advance Required Shareholder Funding or defaults in repayment of a Default Loan, shall if the non-defaulting Shareholder has made an election under Clause 10.8.2, have its Ownership Interest recalculated at the time of election by the non-defaulting Shareholder in accordance with the formula set out in Clause 11.6 provided that for this purpose, "F" shall equal 1.0 and not 0.2.

11.8     Elimination of Minority Interest - Upon reduction of its Ownership Interest to less than 10%, the Reducing Shareholder shall be deemed to have offered to sell all Interests owned or held by such Reducing Shareholder (the "Offered Interest") to the other Shareholder for:

11.8.1     an amount equal to the Historical Cost if the Reducing Shareholder's Ownership Interest decreases below 10% prior to the completion of the first Mining Feasibility Study, or

11.8.2     an amount equal to 100% of the Fair Value if the Reducing Shareholders' Ownership Interest decreases below 10% after the completion of the first Mining Feasibility Study.

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The Parties agree that the Historical Cost or the Fair Value, as applicable, shall be determined within 60 days of the deemed offer pursuant to this Clause 11.8 and that subsequent to such determination, the other Shareholder shall, in the case of a sale of Offered Interest at Historical Cost, have 45 days within which to accept the offer to sell the Offered Interest, and, in the case of a sale of Offered Interest at Fair Value, have 90 days to accept the offer to sell the Offered Interest. In the event the offer to sell the Offered Interest is accepted, the transfer effecting the sale of the Offered Interest shall be completed in accordance with the Transfer and Subscription Terms. Upon completion of such transfer, the former Shareholder shall have no Ownership Interest in, or any rights with respect to, the Company, the Properties or the Pedra Branca Project. In the event the offer to sell the Offered Interest is not accepted as contemplated hereunder, the Reducing Shareholder shall retain its Ownership Interest and all rights and obligations relating thereto under this Agreement.

12.     COMPANY LOANS

12.1     Issuance of Company Loans - Should the Parties unanimously agree, in accordance with the terms of this Agreement, to fund Advances by way of Shareholders' loans, such loans shall be evidenced by Company Loan Notes.

12.2     Repayment of the Company Loans - No holder of a Company Loan Note shall be entitled to demand, and the Company shall not make, payment of any Indebtedness under any Company Loan Note unless (i) payment is made in compliance with any distribution policy adopted by the Board in accordance with this Agreement, and (ii) the holder of the majority principal amount of Aggregate Indebtedness evidenced by the Company Loan Notes outstanding at such time has consented to such demand and payment.

12.3     Transfer of the Company Loan Notes with Shares - The Parties agree that upon the transfer by a Party (referred to in this Clause as the "transferor") of any Shares pursuant to the terms of this Agreement to any Party (referred to in this Clause as the "transferee"), a corresponding amount of the Indebtedness evidenced by the Company Loan Notes representing the percentage of such Indebtedness which is equal to such percentage of Shares being transferred, shall be deemed to be simultaneously transferred to the transferee. The Company shall cancel and, if applicable, reissue in a lower face value any Company Loan Notes to evidence the reduction of Indebtedness owing to the transferor and reissue in the name of the transferee a Company Loan Note to evidence the increase in Indebtedness owing to the transferee.

13.     APB'S EARN-IN OPTIONS

13.1     APB Earn-in Options - AML shall procure that the Company grants and the Company hereby grants to APB (and/or to such other member or members of the APB Group as may from time to time be nominated by APB by notice in writing from APB) the following exclusive options (collectively the "Earn-in Options") to subscribe for, with effect on the date of exercise of the relevant Earn-in Option, the relevant number of Shares:

13.1.1     the option to acquire the First 15% Shares (the "First Option");

13.1.2     the option to acquire the Second 15% Shares (the "Second Option"); and

13.1.3     the option to acquire the Further 21% Shares (the "Third Option").

13.2     Exercise of Option - The Earn-in Options, respectively, shall be deemed to have been exercised by APB immediately on:

13.2.1     in respect of the First Option, the First Option Exercise Date:

13.2.2     in respect of the Second Option, the Second Option Exercise Date; and

13.2.3     in respect of the Third Option, the Third Option Exercise Date.

13.3     Subscription of Shares with Ownership Interest - On the relevant exercise date APB (and/or to such other member of the APB Group as may be nominated by APB by notice in writing from APB) shall subscribe for such number of Shares (as applicable, the "First 15%

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Shares", the "Second 15% Shares" or the "Further 21% Shares", and collectively, the "Earn-In Shares" ) as will represent, at the date of exercise of the relevant Option, 15%, 15% and 21%, respectively, of the issued Shares in the capital of the Company as at that date and the Shareholders shall procure that and the Company shall issue such Earn-In Shares, as applicable, to APB. APB (and/or such other member of the APB Group as may be nominated by APB by notice in writing from APB) shall be deemed to have increased its corresponding percentage Ownership Interest by the relevant percentage and no further consideration shall be payable in respect of the increase in such Ownership Interest. If required by APB or under Applicable Law, the Company shall execute such separate subscription option agreement or other instrument evidencing the relevant Earn-in Option as may be reasonably required by APB, which agreement or other instrument shall contain terms and conditions which are consistent with this Article 13 and the Transfer and Subscription Terms and such other terms and conditions as are customarily included in such agreements or instruments.

13.4     Subscription Price for Earn-in Shares The purchase price for the relevant percentage of Shares acquired from time to time upon each of the relevant exercise dates shall be deemed to have been satisfied by APB having completed the funding obligations relevant to the corresponding Option. Any subscription for the Earn-in Shares shall be done at par value with the remainder of the total Advances made funded on account of the relevant equity subscription being allocated to the share premium account maintained by the Company.

13.5     Transfer and Subscription Terms - The Earn-in Shares shall be subscribed for in accordance with the Transfer and Subscription Terms.

13.6     Dividends on Earn-in Shares - From and after the date of exercise of the applicable Option to the date of registration in the share register of the Company of the First 15% Shares, the Second 15% Shares or the 21% Shares, as applicable, in the name of APB (and/or such other member of the APB Group as may be nominated by APB by notice in writing from APB) there shall be no dividends declared or paid or other distributions made by the Company during such time.

13.7     Waiver of Pre-Emption Rights under Applicable Law - The Shareholders hereby waive all rights of pre-emption as may arise under applicable Law in respect of any Shares and acknowledge and agree that they shall only hold such rights of pre-emption to any Shares as provided for in this Agreement.

14.     APB'S FEASIBILITY OPTION AND FINANCING OPTION

14.1     Feasibility Option - AML shall procure that the Company shall grant and the Company hereby grants to APB (and/or to such other member or members of the APB Group as may from time to time be nominated by APB by notice in writing from APB) an option (the "Feasibility Option") to subscribe for, with effect on the date of exercise of the Feasibility Option, the Feasibility Shares.

14.2     Financing Option - AML shall procure that the Company shall grant and the Company hereby grants to APB (and/or to such other member or members of the APB Group as may from time to time be nominated by APB by notice in writing from APB) an option (the "Finance Option") to subscribe for, with effect on the date of exercise of the Finance Option, the Finance Shares.

14.3     Election to Proceed with Feasibility Option - APB shall, by notice in writing delivered within 60 days of the earlier of (i) the Final Earn-In Date, and (ii) the date the Board of the Company determines to proceed with the preparation of a Mining Feasibility Study, advise AML and the Board whether it wishes to proceed with the funding obligations required to enable APB to exercise the Feasibility Option, as such funding obligations are set out in Clause 10.3 (the "Feasibility Election Date").

14.4     Exercise of Feasibility Option - The Feasibility Option shall be deemed to have been exercised by APB on the Feasibility Option Exercise Date.

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14.5     Subscription for Feasibility Shares with Ownership Interest - On the Feasibility Option Exercise Date, APB (and/or to such other member of the APB Group as may be nominated by APB by notice in writing from APB) shall subscribe for such number of Shares (the "Feasibility Shares") as represents, at the Feasibility Option Exercise Date, 9% of the issued Shares in the capital of the Company as at that date and the Shareholders shall procure that and the Company shall issue such Shares, as applicable, to APB. APB (and/or such other member of the APB Group as may be nominated by APB by notice in writing from APB) shall be deemed to have increased its corresponding percentage Ownership Interest by 9% and no further consideration shall be payable in respect of the increase in such Ownership Interest.

14.6     Subscription Price for the Feasibility Shares - The subscription price for the Feasibility Shares acquired shall be deemed to have been satisfied by APB having completed the funding obligations set out in Clause 10.3. Any subscription for the Feasibility Shares shall be done at par value with the remainder of the total Advances funded on account of such equity subscription being allocated to the share premium account maintained by the Company.

14.7     Election to Proceed with Finance Option - Subject to APB having exercised the Feasibility Option, APB shall, by notice in writing delivered within 60 days of the approval by the Board to proceed with formal development of all or any part of the Pedra Branca Project into the Mining Phase (such approval being based on the Mining Feasibility Study), advise AML and the Board whether it wishes to proceed with the obligations required to enable APB to exercise the Finance Option.

14.8     Exercise of Finance Option - The Finance Option shall be deemed to have been exercised by APB on the Finance Option Exercise Date; provided however that (i) the Project Financing Plan in respect of which the Finance Option may be exercised shall have been delivered by APB to the Board within 120 days from the date on which the Board formally approves the Mining Feasibility Study, and (ii) the Project Financing Plan provides for funding to be made available to the Company within 180 days from the date on which the Board formally approves the Mining Feasibility Study. If the funding contemplated by the Project Financing Plan is not to be made available to the Company within 180 days from the date on which the Board formally approves the Mining Feasibility Study and the Board has not approved any later date for such availability unanimously, the Finance Option shall terminate; provided however that should the Board not approve any requested extension and, within a 180 days of such rejection approve and implement a subsequent financing plan for the development of all or any part of the Properties as contemplated in the Mining Feasibility Study approved by the Board on substantially the same terms and conditions as the Project Financing Plan, then the Finance Option shall be deemed to have been reinstated and APB shall be entitled to exercise same and receive the Finance Shares.

14.9     Subscription for Finance Shares with Ownership Interest - On the Finance Option Exercise Date APB (and/or to such other member of the APB Group as may be nominated by APB by notice in writing from APB) shall subscribe for such number of Shares (the "Finance Shares") as represents, at the Finance Option Exercise Date, 5% of the issued Shares in the capital of the Company as at such date and the Shareholders shall procure that and the Company shall issue such Shares, as applicable, to APB. APB (and/or such other member of the APB Group as may be nominated by APB by notice in writing from APB) shall be deemed to have increased its corresponding Ownership Interest by 5% and no further consideration shall be payable in respect of the increase in such Ownership Interest.

14.10     Subscription Price for the Finance Shares - The subscription price for the Finance Shares acquired shall be deemed to have been satisfied by APB having delivered to the Board of the Company a Project Financing Plan on the terms set out in Clause 14.8 above, it being

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understood by the Parties that, as contemplated in Clause 11.4, any subscription for such Finance Shares shall be implemented at par value.

14.11     Transfer and Subscription Terms - The Feasibility Shares and the Finance Shares shall be subscribed for in accordance with the Transfer and Subscription Terms. If required by APB or under Applicable Law, the Company shall execute such separate subscription option agreement or other instrument evidencing the Feasibility Option or the Finance Option, as applicable, as may be reasonably required by APB, which agreement or other instrument shall contain terms and conditions which are consistent with this Article 14 and the Transfer and Subscription Terms and such other terms and conditions as are customarily included in such agreements or instruments.

14.12     Voting of Feasibility Shares and Finance Shares - From and after the Feasibility Option Exercise Date or the Finance Option Exercise Date, as applicable, to the date of registration in the share register of the Company of the relevant number of Shares in the name of APB (and/or such other member of the APB Group as may be nominated by APB by notice in writing from APB), AML shall only exercise any voting rights attaching to a number of Shares held by it corresponding to the number of Feasibility Shares or Finance Shares, as applicable, in accordance with the written instructions of APB and, if required by APB, shall deliver to APB a power of attorney in form and substance satisfactory to APB acting reasonably for the purpose of enabling APB or any of its Authorised Representatives to exercise such voting rights.

14.13     Dividends on Feasibility Shares and the Finance Shares - From and after the Feasibility Option Exercise Date or the Finance Option Exercise Date, as applicable, to the date of registration in the share register of the Company of the relevant number of Shares in the name of APB (and/or such other member of the APB Group as may be nominated by APB by notice in writing from APB) there shall be no dividends declared or paid and other distributions made by the Company other than as expressly approved by the Board during such time.

15.     HSEC STANDARDS AND CONDUCTS OF OPERATIONS

15.1     Applicable HSEC Standards - All activities carried out under this Agreement shall be governed by health, safety, environment and community policy and standards (the "Applicable HSEC Standards") that shall be agreed by the Parties both with respect to content and application and shall be documented by the Parties in agreed form. The Applicable HSEC Standards shall be appropriate for the specific Operations overseen by the Manager and shall take into account the APB Group Policies, any relevant policies of members of the SRC Group and requirements under Applicable Law. Each Party to this Agreement hereby procures that the Applicable HSEC Standards will be agreed and adopted by the Company.

15.2     APB Group Policies - AML acknowledges that it is aware of the provisions of the business code of conduct and the health, safety, environmental and community policies and fatal risk protocols of the APB Group (collectively, the "APB Group Policies") and that copies of the same have been provided to AML by APB.

15.3     Changes to Applicable HSEC Standards - If the character of the activities to be carried out under this Agreement or the contractual relationship of the Parties changes in any material way, any Party may, acting reasonably and in good faith, request an amendment of the Applicable HSEC Standards to address such changes in the activities, which request shall not be unreasonably denied by the other Parties.

15.4     Conduct of Operations - During the term of this Agreement, the Company shall and shall cause the Manager to:

15.4.1     do, or cause to be done, all work under the Agreement and any Services Agreement in a good and workmanlike fashion;

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15.4.2     carry out and cause any employees and contractors to carry out Operations in compliance with all Applicable Laws and Applicable HSEC Standards; and

15.4.3     take and require any employees and contractors to take, all necessary precautions in carrying out the Operations to protect from damage or injury the environment, any person, the property of any person, reputation of a Party or Manager or any combination of the foregoing.

16.     COVENANTS RELATING TO PEDRA BRANCA PROJECT

16.1     Negotiations Relating to Mining Concessions - APB and AML will procure that the Company will as soon as practicable after the Effective Date enter into negotiations and discussions with the DNPM, with the objective that the DNPM will agree, subject to Applicable Law, on matters relevant to the Pedra Branca Project including, without limitation, the deferral of the decision in respect of the final exploration reports filed in respect of claims no. 800.095/99 and no. 800.097/99 and that the Company shall be granted as much time as it may require to complete the Exploration Phase.

16.2     Establishment of Contingency Fund - The Shareholders shall cause the Company to establish and administer a contingency fund (the "Contingency Fund") by no later than the Final Earn-In Date, to be funded as part of an Approved Work Programme and Budget. Contingency Fund monies, if any, shall be invested and re-invested by the Company in such liquid investments as the Board may from time to time authorize. To the extent possible under then existing tax laws, the Contingency Fund shall be set up and administered in such a manner as to provide the most beneficial tax treatment to first, the Company, and second, the Shareholders. The moneys deposited in the Contingency Fund shall be used by the Company in order to satisfy the legal obligations of the Company in connection with the permanent or temporary shutdown in whole or in part of any mine on the Properties, whether or not such obligations are recognized in the accounts of the Company and including, without limitation, the requirement of any Governmental Authority to post reclamation bonds or deposits, all anticipated costs of reclamation of the surface lands covered by the Properties and other environmental rehabilitation as may be required by any Governmental Authority and any obligation for severance pay and pensions for employees.

16.3     Environmental Indemnity - Solitario and AML shall fully indemnify and hold harmless APB and its officers, directors, employees, agents, attorneys and any member of the APB Group in respect of all Indemnified Losses incurred by such person in connection with the estimated costs of reclamation of the surface lands to the Properties and other environmental rehabilitation as may be required by any Governmental Authority (whether or not such obligations are recognised in the accounts of the Company) accrued to the date of the Letter Agreement.

16.4     Sale of Product

16.4.1     Subject to Clause 16.4.2, the Company shall only Dispose of Product produced from the Properties in accordance with the policies adopted by the Board from time to time in respect of Disposition of Product.

16.4.2     For so long as APB has a Shareholding in the Company, the Company shall not Dispose of any Product produced from the Properties from time to time and as relevant at such point in time, without, in each instance, first offering to the APB Group the right to Dispose of such Product to any person (including any member of the APB Group), provided such right is exercised by the APB Group on terms and conditions that represent fair value and arm's length terms. Prior to the Company determining to Dispose Product from time to time, in each instance:

16.4.2.1     the Company shall provide notice to APB of its desire to Dispose of Product (in each instance for the purposes of this Clause 16.4.2, a "Disposition"), which notice shall specify all matters reasonably relevant to

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the Disposition including the nature of the disposition, the total amount, the quality and the date of availability of the Product;

16.4.2.2     APB (or any of its Affiliates) shall within 60 days provide to the Company a written proposal for the Disposition, setting out clearly all of the terms and conditions of the intended Disposition (the "APB Proposal");

16.4.2.3     the Company shall accept or reject the APB Proposal within 30 days of receipt of the APB Proposal and notify APB or the proposing Affiliate, as the case may be (with a copy to APB) in writing of the acceptance or, if not accepted, the reasons for such rejection, it being agreed by the Parties that any acceptance by the Company under this Clause 16.4.2.3 shall require unanimous Board approval;

16.4.2.4     if the Company does not accept the APB Proposal, it may solicit and consider bona fide third party proposals for the whole of the Disposition concerned (and not part only) and may Dispose of the relevant Product; provided that the terms and conditions of such Disposition with such third party are superior to those stated in the APB Proposal for such Disposition; and provided further that the Board has unanimously approved such bona fide third party proposal, which approval shall cover any matching offer made by APB or any of its Affiliates pursuant to Clause 16.4.2.5;

16.4.2.5     if the Company does not accept the APB Proposal and within the period in Clause 16.4.2.4 the Company obtains a bona fide third party proposal that complies with the conditions in that Clause, then the Company shall not accept the bona fide third party proposal without first notifying APB of the terms and conditions thereof and requesting APB in such notice to match such bona fide third party proposal within 45 days of its receipt of such notice. If APB or any of its Affiliates notifies the Company in writing of its intention to match such bona fide third party proposal within such period, then the Company shall be deemed to accept the matching offer with effect from the date thereof; and

16.4.2.6     if the Company does not accept the APB Proposal and the period in Clause 16.4.2.4 has expired without the Company having obtained a bona fide third party proposal that complies with the conditions in that Clause, then all the provisions of this Clause 16.4.2 shall apply again de novo to the Disposition concerned.

16.4.3     For greater certainty, the Parties acknowledge and agree that the rights and obligations provided for in this Clause 16.4 apply from time to time as Product is disposed of by the Company at potentially varying stages.

17.     AREA OF INTEREST

17.1     Area of Interest - If, during the term of this Agreement, any Shareholder (the "Acquiring Shareholder") stakes or otherwise acquires an interest in any property within the Area of Interest (the "Additional Claims"), then the Acquiring Shareholder shall forthwith give notice to the other Shareholder of that staking or acquisition, the cost thereof and all details in possession of the Acquiring Shareholder with respect to the nature and location of the Additional Claims and the known mineralization, if any.

17.2     Election to Acquire - The other Shareholder(s) may, within 30 days of receipt of the Acquiring Shareholder's notice, elect, by notice to the Acquiring Shareholder, to require that the Additional Claims be included in and thereafter form part of the Properties for all purposes of this Agreement. If any Shareholder makes the election contemplated in this Clause 17.2, then the Additional Claims shall be included in and thereafter form part of the Properties and the other Shareholder shall reimburse the Acquiring Shareholder for its staking

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or acquisition costs in proportion to its Ownership Interest at that time and the Acquiring Shareholder shall enter into such transfer documentation as is required to transfer such Additional Claims to the Company. If the other Shareholder does not make the election contemplated in this Clause 17.2, then the Additional Claims acquired will not form part of the Properties and the Acquiring Shareholder will be solely entitled thereto.

18.     COVENANTS RELATING TO PROJECT FUNDING

18.1     Financing Plan - Unless otherwise approved by the Board, each of the Shareholders acknowledge that a financing plan for the development of the Pedra Branca Project, including the Project Financing Plan, may include the following characteristics:

18.1.1     if guarantees or other forms of financial support are required by any lenders, such guarantees and financial support shall (i) be given severally by the Shareholders (and not jointly or jointly and severally with the other Shareholder) in proportion to their respective Shareholdings and (ii) terminate and be released upon any project completion;

18.1.2     any Encumbrance required by any lenders to be granted by the Shareholders and their Affiliates shall (i) be limited to the Interests held by such Shareholder and its Affiliates and (ii) terminate and be released upon any project completion; and

18.1.3     the rights of the Shareholders and their Affiliates in respect of any Indebtedness under Company Loan Notes may, if necessary, be subordinated to the rights of any lender,

and each of the Shareholders shall provide such support and assistance as may be reasonably requested by the Company in connection with the implementation of any financing plan approved by the Board in accordance with the terms of this Agreement.

19.     OTHER COVENANTS

19.1     Covenants of AML - AML hereby covenants and agrees with APB that upon the execution of this Agreement, AML shall, and AML shall procure that the Company shall, if requested to do so by APB by notice in writing and this is possible under Applicable Law, register the Interest of APB with the appropriate Governmental Authority to properly evidence this Agreement, or the substance of this Agreement, and protect the rights and interests of APB acquired hereunder from adverse claims by third parties.

19.2     Covenants of APB - APB hereby covenants and agrees with AML that APB shall procure that should a member of the APB Group become Manager, such member (i) considers in good faith (without any obligation to purchase) purchasing equipment from the AML Service Company and (ii) considers in good faith (without any obligation to assume) the assumption of the rights and obligations of AML Service Company under its drilling, bulk sampling, earth moving and other service contracts relating to the Pedra Branca Project.

19.3     Covenants of APB and AML - Each of APB and AML covenants and agrees with the other Party as follows:

19.3.1     it will procure that the Company complies at all times with the Applicable HSEC Standards; and

19.3.2     it will use reasonable efforts to procure that the Company is treated for all purposes, including for the purposes of taxation, as a resident of Brazil.

19.4     Covenants of all Parties - Each of the Parties hereby covenants and agrees with the other Parties as follows:

19.4.1     each of the Parties undertakes at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions, and the taking of all such steps, as may be open to them and necessary or desirable for or incidental to the putting into affect or maintenance of the terms, conditions and intent of this Agreement; and

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19.4.2     each Party will procure that the Articles and By-Laws (New) shall be amended, supplemented or replaced if and to the extent necessary in accordance with Applicable Law to give effect to the terms, conditions and intent of this Agreement.

20.     GUARANTEE

20.1     Guarantee of AML's Obligations - In consideration of APB entering into this Agreement with AML, Solitario hereby irrevocably and unconditionally undertakes and guarantees the full, prompt and complete performance by AML of all its obligations under this Agreement. The guarantee contained in this Clause 20.1 is a continuing guarantee and shall survive termination of this Agreement and shall remain in full force until all obligations of AML under this Agreement have been fully performed.

20.2     Guarantee of APB's Obligations - In consideration of AML entering into this Agreement with APB, RPM hereby irrevocably and unconditionally undertakes and guarantees the full, prompt and complete performance by APB of all its obligations under this Agreement. The guarantee contained in this Clause 20.2 is a continuing guarantee and shall survive termination of this Agreement and shall remain in full force until all obligations of APB under this Agreement have been fully performed.

21.     INDEMNITIES

21.1     Indemnity from AML - AML shall fully indemnify and hold harmless APB and its officers, directors, employees, agents, attorneys and any member of the APB Group in respect of all Indemnified Losses incurred by such person in connection with or arising as a result of (i) any breach by AML of any representation and warranty made by it in this Agreement, (ii) any material breach by AML of any of its obligations hereunder, or (iii) the invalidity or unenforceability of the transactions contemplated in this Agreement.

21.2     Indemnity from APB - APB shall fully indemnify and hold harmless AML and its officers, directors, employees, agents, attorneys and any member of the AML Group in respect of all Indemnified Losses incurred by such person in connection with or arising as a result of (i) any breach by APB of any representation and warranty made by it in this Agreement, (ii) any material breach by APB of any of its obligations hereunder, or (iii) the invalidity or unenforceability of the transactions contemplated in this Agreement.

22.     REPRESENTATIONS AND WARRANTIES

22.1     Representations and Warranties - Each Party represents and warrants to the others that the statements made by it in Schedule 8 (Representations and Warranties) are true, accurate and not misleading as of the dates set out in such Schedule, and that each such statement shall be true, accurate and not misleading as of the respective dates thereof (as though repeated then).

22.2     Survival and Acknowledgement - The representations and warranties set forth in Schedule 8 (Representations and Warranties) shall survive the execution and delivery of this Agreement and continue in full force and effect until the expiry of the relevant limitation periods under Applicable Law.

23.     ACCOUNTING MATTERS

23.1     Books and Records - The Parties shall procure that full, complete and accurate books of account, records and information with respect to the affairs of the Company are maintained and kept at the registered office of the Company (and such other place as the Board may deem desirable or as may be required by Applicable Law). Entries shall be made in such books of account and records of all such matters, transactions and things as are usually written and entered in books of account and records kept by persons or entities engaged in businesses similar to the Business and electronic records shall be kept where feasible. Each of APB and AML shall have the right, acting reasonably, to audit, examine, and make copies of or extracts from the books of account and records of the Company at all reasonable times during usual business hours. Such right may be exercised through any agent or employee of

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such Party designated by it, or by an independent chartered accountant or adviser designated by such Party. Each of APB and AML shall bear all expenses incurred in any examination made for such Party's account.

23.2     Annual Audited Financial Statements - Within 90 days after the end of each Financial Year (or such shorter period as may be approved by the Board) there shall be provided to the Board audited consolidated and unconsolidated financial statements of the Company, expressed in United States Dollars and prepared in accordance with IFRS consistently applied, together with a report of the auditors of the Company thereon. The Parties acknowledge that under Applicable Law, the Company must prepare and have approved by the Shareholders annual financial statements expressed in Brazilian currency and prepared in accordance with Brazilian generally accepted accounting practice and that such accounts will be prepared by the Board of Officers of the Company as provided for in the Articles and By-Laws (New).

23.3     Management and Financial Reports - The Parties shall procure that the Services Agreement provides for the Manager to provide to the Board a management and financial report in respect of the Pedra Branca Project, quarterly during the Exploration Phase and monthly during the Mining Phase, within 20 Business Days after the end of the relevant quarter or month, as the case may be. Such report shall contain such financial and operating information as set out in the relevant Services Agreement or as may be reasonably requested from time to time by APB or AML.

24.     LIQUIDATION

This Agreement shall terminate upon a resolution being passed for the winding up of the Company. Forthwith following such termination, the Shareholders shall use their reasonable efforts to agree on a suitable basis for dealing with the interests and assets of the Company and (unless otherwise agreed in writing by the Shareholders and subject to Applicable Law):

24.1.1     the Shareholders shall co-operate (but without any obligation to provide any additional funds) with a view to enabling all existing obligations of the Company to be fulfilled insofar as its resources allow;

24.1.2     the Shareholders shall consult together with a view to outstanding contracts being novated or re-allocated in a suitable manner;

24.1.3     no new contractual obligations for the supply of products or services shall be assumed by the Company;

24.1.4     each of the Shareholders shall use its reasonable efforts to procure that the Company shall as soon as possible be wound up; and

the Company shall as soon as reasonably practicable deliver up to the relevant Shareholders all drawings, notes, copies or other representations of confidential information proprietary to or disclosed by that Shareholder or any of its Affiliates to the Company.

25.     CONFIDENTIAL INFORMATION

25.1     Confidential Information - Each of the Parties agrees that it shall at all times treat all Confidential Information as strictly confidential and that, except as may be expressly permitted by a written agreement between the Parties, it shall not, directly or indirectly, at any time or under any circumstances:

25.1.1     make use of (or make available to any of its Affiliates for their use) any such information other than in connection with the Pedra Branca Project; or

25.1.2     communicate or disclose any such information to any person for any purpose whatsoever, except to any person which has a bona fide need to know such information in connection with the Company and the Business, and subject to such person agreeing to the terms, mutatis mutandis, of this Article 25 to keep such information confidential.

25.2     Excluded Information - For purposes of Clause 25.1, Confidential Information shall exclude any knowledge or information which:

25.2.1     is or becomes generally available to the public other than as a result of disclosure by such Party in violation of this Article 25;

25.2.2     is or was independently developed by such Party or on its behalf by personnel having no access to such knowledge or information at the time of independent development;

25.2.3     other than Confidential Information obtained by a Party under the terms of the Letter Agreement or the Framework Agreement, is already in such Party's possession, provided that such knowledge or information was not supplied to such Party by, or on behalf of, the Company or the other Party, and provided further that such knowledge or information was not obtained from a source known to such Party to be prohibited from disclosing such information to such Party by a legal, contractual or fiduciary obligation to the Company;

25.2.4     is required to be given, made or published by Applicable Law or under the rules and regulations of any relevant stock exchange or any applicable regulatory authority, in which case the Party liable to so give, make or publish the same shall give the other Party reasonable written notice thereof, along with drafts or copies thereof, as soon as is reasonably practicable; or

25.2.5     is required to be disclosed to any provider of finance in order for such providers to take informed decisions regarding the Company or the Business; provided that such providers agree to keep the information disclosed as strictly confidential.

25.3     Notice of Disclosure - In the event that a Party becomes legally compelled to disclose any Confidential Information, such party will provide the other Parties with prompt notice so that they may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 25. In the event that such protective order or other remedy is not obtained, or that the other Parties waive compliance with the provisions of this Article 25, such Party may disclose only that portion of such Confidential Information which such Party, after receiving legal advice, is legally required to disclosed and shall co-operate with other Parties at the Company's expense to obtain reliable assurance that confidential treatment will be afforded such information that is so disclosed.

26.     DISTRIBUTIONS

          Subject to Applicable Law, the Parties shall procure that any payment of dividends or other distributions on account of Shares or on account of interest and repayment under the Company Loans, shall only be made in accordance with a distribution policy approved by the Board and in accordance with Applicable Law; provided that the Parties agree with the general principle that all profits of the Company available for the payment of dividends or other distributions on account of the Shares are declared, paid and distributed to the shareholders of the Company as soon as practicable and that such principle shall form the basis of any distribution policy adopted by the Board.

27.     DISPUTE RESOLUTION

27.1     Procedure for Resolving Disputes - Save for those matters referred to Schedule 2 (Expert Determination) in accordance with this Agreement, disputes between the Parties arising out of or pursuant to the provisions of this Agreement will be referred for resolution in accordance with the provisions of this Article 27.

27.2     Consultation and Referral - In the event of any dispute, difference, claim, controversy or question between the Parties, directly or indirectly arising at any time under, out of, in

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connection with or in relation to this Agreement (or the subject matter of this Agreement) or any term, condition or provision hereof, including without limitation any of the same relating to the existence, validity, interpretation, construction, performance, enforcement and termination of this Agreement (a "Dispute"), the affected Parties (the "Disputing Parties") shall, in the first instance, forthwith refer the Dispute for resolution between the CEO of Solitario and the Executive Director of RPM responsible for RPM's international platinum group metals business, and if such dispute cannot be resolved within 30 Business Days of such referral, may refer such Dispute for arbitration in accordance with the provisions of Clause 27.3.

27.3     Arbitration -

27.3.1     Except as otherwise provided in this Agreement, if any Dispute is not resolved pursuant to Clause 27.2 within 30 Business Days of its referral, such Dispute shall be, if requested by any Disputing Party, referred to and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, as amended or substituted from time to time (the "ICC Rules") which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause 27. Save as provided in Clause 27.2, arbitration shall be the exclusive method for resolution of the Dispute, and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the arbitrators' determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction.

27.3.2     The tribunal shall consist of three arbitrators. Each of Solitario and RPM shall appoint one arbitrator and such arbitrators shall agree and appoint a third arbitrator.

27.3.3     The place of arbitration shall be Toronto, Canada. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by a certified English translation thereof. The arbitrators shall decide such Dispute in accordance with the substantive laws of Ontario applicable hereto.

28.     TRANSFERS OF INTERESTS

28.1     Transfers Prohibited - Except as expressly provided in this Agreement, a Shareholder may not, directly or indirectly, sell, transfer, assign or otherwise dispose of, or grant or suffer to exist any Encumbrance or other interest in, any Interest of such Shareholder or agree to do any of the foregoing.

28.2     Permitted Transfers - Notwithstanding Clause 28.1, a Shareholder may:

28.2.1     sell, transfer or assign some or all of its Interests to any Affiliate of such Shareholder provided that such Affiliate agrees to be bound by the terms and conditions of this Agreement and, prior to such Affiliate ceasing to be an Affiliate of such Shareholder, such Interests (or part thereof) shall be re-transferred to such Shareholder or to one of its Affiliates (in which case this proviso shall apply to such Affiliate);

28.2.2     sell, transfer or assign all, but not less than all, of the Interests held by it pursuant to a bona fide sale to any person that is a body corporate for a consideration payable in cash or non cash consideration comprised of shares in a publicly traded entity but not on deferred terms, subject to compliance with the provisions of Clause 28.3; or

28.2.3     sell, transfer and assign some or all of its Interests to any person with the written consent of the other Shareholder.

28.3     Right of First Refusal - If a Shareholder proposes to sell, transfer and assign all, but not less than all, of the Interests held by it pursuant to Clause 28.2.2:

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28.3.1     such Shareholder (the "Disposing Shareholder") shall give the other Shareholder (the "Continuing Shareholder") an irrevocable notice (a "Transfer Notice") setting out fully and clearly all of the terms and conditions of the intended transfer together with a currency equivalent of any non-cash consideration (expressed in United States Dollars) and an explanation of the manner in which such currency equivalent was calculated and shall include a copy of the third party offer at which it proposes to sell its Interests;

28.3.2     if the Continuing Shareholder gives a notice to the Disposing Shareholder within 90 days of receiving the Transfer Notice (the first day being the day after it receives the Transfer Notice) that it wishes to buy all of the Disposing Shareholder's Interests, the Continuing Shareholder shall be required to purchase such Interests, and the Disposing Shareholder shall be required to sell such Interests, at the price specified in the Transfer Notice;

28.3.3     any sale and purchase of Interests pursuant to this Clause 28.3 shall be made upon and subject to the Transfer and Subscription Terms;

28.3.4     if, at the expiry of the 90 day period specified in Clause 28.3.2, the Continuing Shareholder has not notified the Disposing Shareholder that it wishes to buy the Disposing Shareholder's Interests, the Disposing Shareholder may sell, transfer and assign all, but not less than all, of its Interests at a price which is not less than the price specified in the Transfer Notice provided that it does so within 90 days of the expiry of such 90 day period; and

28.3.5     the Disposing Shareholder shall procure that, in relation to the Interests being sold, any buyer of such Interests shall enter into a deed or other instrument acceptable to the Continuing Shareholder acting reasonably pursuant to which such buyer agrees to be a party to, and bound by the terms and conditions of, this Agreement and any other joint venture or shareholders agreement to which the Disposing Shareholder is a party in connection with such Interests as such terms and conditions apply to the Disposing Shareholder immediately prior to such sale of the Disposing Shareholder's Interests.

28.4     Change of Control - If a member of the AML Group proposes to enter into a transaction or series of transactions that will result in a Change of Control of AML, any of its holding companies or Solitario or if any such Change of Control occurs, APB shall have the option, within 60 days of becoming aware of the proposed transaction or the occurrence of the applicable Change of Control, to purchase the Interests (the "Sold Interest") held by AML from AML at a purchase price equal to 100% of the Fair Value of the Sold Interest. The purchase price of the Sold Interest shall be determined by the Expert in accordance with the procedure set out in Schedule 2 (Expert Determination) hereto and the terms of Clauses 29.1.2 and 29.1.3 shall apply mutatis mutandis.

29.     DEFAULT

29.1     Event of Default Option -

29.1.1     If a Shareholder commits or causes an event of default (the "Defaulting Shareholder") in accordance with Clause 29.2 (excluding a Funding Default), then the other Shareholders (the "Non-Defaulting Shareholders") shall have the option, within 60 days of becoming aware of the occurrence of the event of default, to purchase the Interests (the "Transferred Interest") held by the Defaulting Shareholder at a purchase price equal to 75% of the Fair Value of the Transferred Interest with, in each case, the purchase price being determined by the Expert in accordance with the procedure set out in Schedule 2 (Expert Determination) hereto. The Shareholders hereby acknowledge and agree that the discount to the Fair Value of the Transferred Interests referred to in this clause does not (and shall not be construed

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to) constitute a penalty imposed on the Defaulting Shareholder and that such discount represents the Shareholders' genuine pre-estimate of the damages that the Non-Defaulting Shareholder(s) would suffer in the circumstances contemplated hereby.

29.1.2     The option referred to in Clause 29.1.1 shall be exercised by delivering written notice to the Defaulting Shareholder stating that the option is exercised.

29.1.3     If the option pursuant to this Clause 29.1.1. is exercised, the Defaulting Shareholder shall, subject to any outstanding Dispute, if applicable, deliver, within 30 days from the date of delivery of the written notice referred to in Clause 29.1.2, duly executed transfer forms of all the Shares held or beneficially owned by it in favour of the Non-Defaulting Shareholders upon full payment to the Defaulting Shareholder. The transfer of the Transferred Interests pursuant to this Clause 29.1 shall otherwise be made upon and subject to the Transfer and Subscription Terms.

29.2     Definition of Event of Default - For the purpose of Clause 29.1, an event of default is committed or caused by a Shareholder if:

29.2.1     a judicial management or a liquidation, or equivalent proceeding, (whether provisional or final, whether voluntary or involuntary) is enforced upon or sued out against its property which is not discharged within 10 Business Days; or

29.2.2     it is unable to pay its debts in the normal course of business; or

29.2.3     it ceases or threatens to cease wholly or substantially to carry on its business, otherwise than for a reconstruction, restructuring or merger, without insolvency, previously approved by the Non-Defaulting Shareholders, which approval shall not be unreasonably withheld; or

29.2.4     an encumberer takes possession of, or a liquidator or judicial manager (or equivalent authority) is appointed over the whole or substantial part of, its undertaking, property or assets; or

29.2.5     an order is made or a resolution is passed for its winding up, sequestration or placing under judicial management, whether provisionally or finally and, otherwise than for the purpose of a reconstruction, restructuring or merger, without insolvency, previously approved by the Non-Defaulting Shareholders, which approval shall not be unreasonably withheld; or

29.2.6     a Shareholder shall have breached or otherwise failed to comply with the provisions of Article 28 or Clause 10.10 and shall not have cured such default within 30 days of such breach or failure to comply.

29.3     Exclusivity of Remedies -

29.3.1     The remedies conferred on non-defaulting Shareholder in this Agreement in respect of any Funding Default shall be the sole and exclusive remedies and no Party or other person shall have any right of action, remedy or other claim (whether for damages, specific performance or otherwise) against any other Party in respect of any such Party's Funding Default in accordance with this Agreement, whether founded on breach of this Agreement or in equity and any and all such rights of action, remedies and claims are hereby excluded. The obligations of each Shareholder to advance Advances or Required Shareholder Funding pursuant to this Agreement are owed by such Shareholder to the other Shareholder (and no other Person) and the Company shall not be entitled to make any claim for breach of this Agreement or otherwise against any Shareholder for failure to advance any Advances in accordance with this Agreement.

29.3.2     In the case of any Event of Default or other breach of this Agreement (other than a Funding Default), the remedies herein expressly conferred on any Party shall not be exclusive of any other remedy available to such Party (whether at law, in equity or otherwise) and all such remedies shall be cumulative and in addition to any

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remedies herein expressly conferred.

29.3.3     Notwithstanding anything in this Agreement, no Party shall have any liability to any other Party (whether in contract, tort or otherwise) for any consequential or indirect losses (including loss of anticipated profits) arising out of any Event of Default or other breach of this Agreement.

30.     NOTICES

30.1     Addresses for Notice - The Parties specify as address for notices for all purposes of and in connection with this Agreement as follows:

APB and its Affiliates:

Rustenburg Platinum Mines Limited
55 Marshall Street
Johannesburg 2001
South Africa

Fax: +27 11 373-5111
Attention: Company Secretary

AML and its Affiliates:

Solitario Resources Corporation
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033
USA

Fax: + 1 303 534 1809
Attention: Chris Herald

The Company:

Pedra Branca Do Brasil Mineracao S.A.
Rau Voluntarios da Patria, 45, sala 1306
Botafogo, Rio de Janeiro, RJ
Brazil

Fax: 55 21 2246 6727
Attention: The Board of Officers

30.2     Changes to Address - The Parties shall be entitled to change their address for notices from time to time, provided that any new address for notices selected shall not be a box number and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

30.3     Giving of Notice - All notices, demands, communications or payments intended for any Party shall be made or given at such Party's address for notices for the time being.

30.4     Valid Notice - A notice sent by one Party to another Party shall be deemed to have been received:

30.4.1     on the same day, if delivered by hand;

30.4.2     on the same day, if sent by telefax.

30.5     Actual Receipt - Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its address for notices.

31.     COSTS

Each Shareholder shall bear its own costs incurred in negotiating and drafting this Agreement.

32.     GOVERNING LAW

This Agreement shall be governed by the laws of Ontario and the federal laws of Canada applicable therein.

33.     GENERAL

33.1     Entire Agreement - This Agreement and the documents referred to herein constitute the entire obligation of the Parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this

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Agreement. Any amendment to, waiver by any Party of any of the terms or conditions of, or consent given by any Party under, this Agreement (including, without limitation, this Clause 33.1) shall be in writing, signed by the relevant Party and, in the case of an amendment, by all Parties.

33.2     Waiver - No indulgence which any Party (the "grantor") may grant to the others (the "grantees") shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantees which might have arisen in the past or which might arise in the future.

33.3     Severability - If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, such provision shall be deemed to be severed from this Agreement but the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

33.4     Conflict - In the event of any conflict or inconsistency between any provision of this Agreement and the provisions of the existing articles of association and by-laws of the Company, and the Articles and By-Laws (New), the provisions of this Agreement shall, as regards the respective rights and obligations of the Parties, govern and prevail (unless a contrary intention is clearly evidenced in such other document(s)).

34.     ASSIGNMENT

This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties provided that none of the Parties shall be entitled to assign any of their rights, obligations or Interests under this Agreement except in accordance with the provisions of Article 28.

35.     FORCE MAJEURE

35.1     Event of Force Majeure - A Party shall not be in default of any obligation it has under this Agreement to the extent that the performance of such obligation is prevented, hindered or delayed by an unforeseen event occurring beyond such Party's control (that is, the occurrence or effects of which the Party could not prevent) other than shortage of funds (each, an "Event of Force Majeure"). Event of Force Majeure shall include, but is not limited to, the following events:

35.1.1     war, civil war, terrorist attack, riot and revolution;

35.1.2     natural disasters like earthquake, flood or fire;

35.1.3     strike, lock-out or other industrial action by workers or employers; and

35.1.4     act or refusal or failure to act of a Governmental Authority, whether lawful or unlawful.

35.2     Notification and Mitigation - A Party affected by an Event of Force Majeure shall notify the other Parties in writing forthwith after the occurrence of such an event. The notification shall include a description of the Event of Force Majeure, the date of commencement thereof and an estimate of its probable duration. The affected Party shall diligently attempt to eliminate or mitigate the effects of the Event of Force Majeure.

35.3     Affected Party Excused from Performance - The Party giving notice of the Event of Force Majeure shall be excused from the performance of its contractual obligations affected by the Event of Force Majeure for so long and so far as the circumstances of prevention, hindrance or delay of such obligations may continue. Upon the termination of the Event of Force Majeure, the performance of this Agreement shall be completed as originally agreed with such adjustments as may be required to reflect the occurrence of the Event of Force Majeure.

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36.     COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile.

[The remainder of this page has been left blank intentionally.]

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IN WITNESS WHEREOF the Parties have executed this Agreement with the intention that it be delivered on the date of the last signing Party.

ANGLO PLATINUM BRASIL S.A.

By: /s/ V. Galliez

Name: V. GALLIEZ
Title: Director
Date:
Place: Rio de Janeiro, Brazil

By: /s/ C. Melcher

Name: C. MELCHER
Title: Director
Date:
Place: Rio de Janeiro, Brazil

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ALTORO MINERACAO LTDA

By: /s/ M.A.G.V. Goncalves

Name: M. A. G. V. GONÇALVES
Title: Director
Date:
Place: Rio de Janeiro, Brazil

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PEDRA BRANCA DO BRASIL MINERACAO S.A.

By: By: /s/ M.A.G.V. Goncalves

Name: M. A. G. V. GONÇALVES
Title: Director
Date:
Place: Rio de Janeiro, Brazil

By: /s/ L. Azevedo

Name: L. AZEVEDO
Title: Director
Date:
Place: Rio de Janeiro, Brazil

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RUSTENBURG PLATINUM MINES LIMITED

By: /s/ N. Mbazima

Name: N. MBAZIMA
Title: Executive Director, Finance
Date:
Place: Johannesburg, South Africa

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SOLITARIO RESOURCES CORPORATION

By: /s/ C. Herald

Name:  C. HERALD
Title:    President & CEO
Date:
Place: Denver, Colorado

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SCHEDULE 1
INITIAL CONTRIBUTION

          The initial contribution of AML for the purposes of the definitions of "Reducing Shareholder's Initial Contribution" and "Non-Reducing Shareholder's Initial Contribution" ("G") shall be determined on each Calculation Date in accordance with the following formula:

G =	H		*	1 - J
J

where

"H"     is the total of all APB's actual contributions to the Company after the date of the Letter Agreement and to the Calculation Date

"J"     is the Ownership Interest of APB at the Calculation Date,

"Calculation Date" shall mean:

(i)     the date APB elects to cease Sole Funding in accordance with Clause 10.9; and

(ii)     the date APB has exercised the Feasibility Option.

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SCHEDULE 2
EXPERT DETERMINATION

1.     Appointment of Expert

To the extent provided in this Agreement, values which cannot be agreed between APB and AML will be referred, upon notice given by either of APB or AML to the other, for determination by an independent expert hereunder. An independent expert (the "Expert") shall be jointly appointed by APB and AML within thirty (30) Business Days after such notice. Any person to be appointed as Expert shall be neutral and reputable, shall have a good comprehension of the international platinum group metals mining industry or such other expertise as may apply to the issue under dispute and the factors relevant to the value to be determined and have experience in valuing mineral assets. If APB and AML are unable to agree on the appointment of the Expert by the end of such thirty (30) day period, then upon the request of either, the Expert shall be promptly appointed by a senior partner of KPMG (Toronto, Canada) or, if such person is not available to make such appointment, by the Centre for Expertise of the International Chamber of Commerce. All costs incurred with respect to such appointment shall be borne equally by APB and AML.

2.     Process of determination

Each of APB and AML shall, within the period of 15 Business Days from the date of appointment of the Expert be entitled to make oral and written submissions to the Expert provided always that all written submissions shall be copied at the same time to the other and that all oral submissions shall be made exclusively in meetings with the Expert at which a duly authorised representative of each of APB and AML is in attendance.

If the Expert shall require any factual clarification during the course of its valuation it shall notify each of APB and AML in writing and such matters as are raised shall be discussed in a meeting or meetings at which duly authorised representatives of each of APB and AML are present.

Within 10 Business Days following the later of the date of (i) receipt by the Expert of written submissions by APB and/ or AML, and (ii) any factual clarification meeting or meetings convened by the Expert, but in any event no later than 60 Business Days after appointment of the Expert, the Expert shall determine the valuation based on the criteria set forth in this Agreement applicable to the valuation and such other criteria as the Expert may consider appropriate.

Once the Expert has concluded its valuation in accordance with the previous paragraph it shall issue its certification in draft form to each of APB and AML each of which shall have 10 Business Days from the date of receipt of such draft certification to make written representations to the Expert (which representations shall be copied to the other) and either of APB and AML may, within such 10 day period, request a final meeting with the Expert at which representatives of each of APB and AML shall attend.

The Expert shall issue its final determination to each of the Parties within 15 Business Days of the date upon which it issued its draft certification (if there is no request for written submissions or a meeting) or, if representations are made or a meeting is held, within 15 Business Days of the later of the date of receipt of such representations by the Expert and the date of such meeting.

The Expert may, at its sole discretion, vary the process set out above, if it considers that so doing would facilitate the valuation.

3.     Costs of Expert

All costs incurred with respect to the services of the Expert shall be borne equally by APB and AML.

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SCHEDULE 3- PART A
INITIAL WORK PROGRAMME AND BUDGET


SCHEDULE 3 - PART B

DESCRIPTION OF ACTUAL WORK AND EXPENDITURE

Schedule 3B: Extention of negotiation period for conclusion of shareholders agreement as provided in the Framework Agreement, dated 14 July 2006

	Jul-06 US$	Aug-06 US$	Sep-06 US$	Oct-06 US$	Nov-06 US$	Dec-06 US$	Jan-07 US$	Feb-07 US$	Mar-07 US$	Apr-07 US$	May-07 US$	Jun-07 US$	Jul-07 US$	Aug-07 US$	Sep-07 US$	Oct-07 US$	Total US$
Drilling									45,000	120,000	120,000	120,000	42,000				447,000
Drill pad preparation									4,000	4,000	4,000						12,000
Core Assays									4,000	10,000	10,000	10,000	6,000				40,000
Miscellaneous Drill Related									1,500	1,500	1,500	1,500	500				6,500
Subtotal	0	0	0	0	0	0	0	0	54,500	135,500	135,500	131,500	48,500	0	0	0	505,500
Geophysics																	
Ground - Geophysics: Pilot study						25,000											25,000
Ground - Geophysics: New target definition							50,000										50,000
Airborne Geophysics: New Targets																	0
Processing/Consulting					4,000	1,000	4,000	8,000									17,000
Subtotal	0	0	0	0	4,000	26,000	54,000	8,000	0	0	0	0	0	0	0	0	92,000
Personnel																	
Expat project management					4,500	7,500	7,500	7,500	9,000	9,000	9,000	9,000	9,000	9,000	9,000		90,000
Geologist/Admin manager								5,500	5,500	5,500	5,500	5,500	5,500	5,500			38,500
Brazilian Geo								6,600	6,600	6,600	6,600	6,600	6,600	6,600			46,200
1 Geo Tech	971	336	1,446	1,446	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	500	500	25,199
Field laborers	495	509	646	646	2,679	2,679	2,679	2,679	2,679	2,679	2,679	2,679	2,679	2,679	500	500	30,086
Camp Employees					700	700	700	700	700	700	700	700	700	700			7,000
Taxes (overhead) Braz Geo								660	660	660	660	660	660	660			4,620
Taxes (overhead) Geo Tech					200	192	192	192	192	192	192	192	192	192			1,928
Taxes (overhead) labourers					1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500			15,000
Taxes (overhead) Camp Employees					392	392	392	392	392	392	392	392	392	392			3,920
Utility Bills					450	450	450	450	450	450	450	450	450	450	100		4,600
Admin/Legal/Acc't	3,387	3,335	3,387	3,387	4,500	4,500	4,500	4,500	4,500	4,500	4,500	3,000	3,000	3,000	3,000	3,000	59,996
Equipment																	0
1 Plotter HP500					3,000												3,000
Desktop computers					1,400				1,400								2,800
Miscellaneous					400	400	400	200	200	200	200	200	200	200			2,600
Travel Expensens	48	26	1,325	1,325	3,000		3,000	3,000	3,000	3,000	3,000	2,000	1,000				23,724
Subtotal	4,901	4,206	6,804	6,804	24,721	20,313	23,313	35,873	38,773	37,373	37,373	34,873	33,873	32,873	13,100	4,000	359,173
Field and Camp Costs																	
Food/Rent	126	88	2,977	2,977	1,500	1,500	1,500	1,500	2,500	2,500	2,500	2,500	2,500	2,500	500	500	28,168
Communication/Freight/Utilities	17	59	31	500	500	500	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000			9,607
Field Supplies					1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	500	500			9,000
Vehicle Costs		23	71	500	2,600	2,600	2,600	2,600	5,220	5,220	5,220	5,220	5,220	5,220			42,314
Subtotal	143	170	3,079	3,977	5,600	5,600	6,100	6,100	9,720	9,720	9,720	9,720	9,220	9,220	500	500	89,089
Land Costs																	
Concession Fees	4,396	4,517					18,680						11,934				39,527
Conversion Fees					10,000												10,000
Maintenance/Land Costs: Jan - June 06																	0
Restaking/Penalty Costs				9,300			29,000										38,300
Surface Rights							1,500	1,500	1,500	1,500	1,500	1,500	1,500				10,500
Subtotal	4,396	4,517	0	9,300	10,000	0	49,180	1,500	1,500	1,500	1,500	1,500	13,434	0	0	0	98,327
Metallurgy											20,000						20,000
Scoping Studies																	0
Totals	9,440	8,893	9,883	20,081	44,321	51,913	132,593	51,473	104,493	184,093	204,093	177,593	105,027	42,093	13,600	4,500	1,164,089
Management fee (5%)	472	445	494	1,004	2,216	2,596	6,630	2,574	5,225	9,205	10,205	8,880	5,251	2,105	680	225	58,204
Grand total	**9,912**	**9,338**	**10,377**	**21,085**	**46,537**	**54,509**	**139,223**	**54,047**	**109,718**	**193,298**	**214,298**	**186,473**	**110,278**	**44,198**	**14,280**	**4,725**	**1,222,293**
Cumulative Total Budget	**9,912**	**19,250**	**29,627**	**50,712**	**97,249**	**151,758**	**290,980**	**345,027**	**454,744**	**648,042**	**862,340**	**1,048,812**	**1,159,091**	**1,203,288**	**1,217,568**	**1,222,293**	
Actual Totals by Month (Estimate for March 2007)	**9,912**	**9,338**	**10,377**	**10,873**	**25,250**	**21,690**	**52,124**	**34,588**	**82,000**								
Actual Cumulative Totals	**9,912**	**19,250**	**29,627**	**40,500**	**65,750**	**87,440**	**139,564**	**174,153**	**256,153**								
Total budget																	**1,222,293**
Less: Expenditure to date as illustrated above																	**256,153**
Remaining budget (April 2007 - October 2007)																	**966,141**

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SCHEDULE 4
TRANSFER AND SUBSCRIPTION TERMS

The following terms and conditions are the terms which shall apply to subscriptions of Shares (including Option Shares) and sales of Company Loans and other Interests (in this Schedule, the "Interests") as provided in the Agreement:

1.     Timing - The completion of the purchase and sale of, or subscription for, the Interests shall occur as soon as practicable but in any event shall not occur later than seven Business Days after the obligation of purchase and sale or subscription arises under the Agreement.

2.     Place of Completion - The completion shall occur at the registered office for the time being of the Company (or such other place as may be agreed between the Parties).

3.     Delivery Free of Encumbrances - The Interests shall be delivered by the seller to the purchaser, or by the Company to any subscriber, free and clear of any Encumbrances.

4.     Documentation - (i) In the case of a purchase and sale, the seller shall at completion deliver instruments representing the Interests together with, in the case of Shares, share transfer forms duly executed by the seller and such other documents as may, in the reasonable opinion of the purchaser, be necessary or desirable or required under Applicable Law in order for the purchaser (or such Affiliate of the purchaser as may be nominated by the purchaser by notice in writing delivered not less than two Business Days prior to completion) to become the registered and beneficial owner of the purchased Interests free and clear of any Encumbrances; and (ii) in the case of a subscription for Shares, the Company shall take all such steps (including convening an extraordinary shareholders'meeting) as may be necessary or required under Applicable Law in order for the subscriber (or such Affiliate of the subscriber as may be nominated by the subscriber by notice in writing delivered not less than two Business Days prior to completion) to become the registered and beneficial owner of the Shares free and clear of any Encumbrances, and at completion the Company shall deliver such documents as may be desirable in the opinion of the subscriber to evidence such ownership.

5.     Recording in Shareholders Register - In the case of a subscription for Shares, at completion the Parties shall procure that the subscriber (or such Affiliate of the subscriber as may be nominated by the subscriber by notice in writing delivered not less than two Business Days prior to completion) is recorded in the Register of Nominative Shares of the Company as the registered owner of such Shares. In the case of the purchase of Instruments comprising Shares, at completion the Parties shall procure that the purchaser (or such Affiliate of the purchaser as may be nominated by the purchaser by notice in writing delivered not less than two Business Days prior to completion), the seller and an officer of the Company effect the transfer of the Shares to the purchaser (or its Affiliate as aforesaid) by executing the transfer of shares in the Company's book for the Transfer of Nominative Shares and by a further registration in the Register of Nominative Shares.

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SCHEDULE 5
ENCUMBRANCES

1.     Royalty in favour of Săo Bento Mineracao S.A., a wholly owned subsidiary of Eldorado Gold Corporation, pursuant to a letter agreement dated 30 September 2003 payable on sales of mineral products arising from the exploitation of the geographic area encompassed by the following mineral rights.

Original claim no.	Original owner	Current claim no.	Current owner
800.470/96	Unamgem	800.478/06	PBM
800.483/96	Unamgem	800.481/06	PBM
800.446/96	Carnauba	800.475/06	PBM
800.458/96	Carnauba	800.476/06	PBM
800.459/96	Carnauba	800.477/06	PBM
800.471/96	Carnauba	800.479/06	PBM
800.482/96	Carnauba	800.480/06	PBM
800.495/96	Carnauba	800.482/06	PBM
800.507/96	Carnauba	800.483/06	PBM
800.520/96	Carnauba	800.484/06	PBM

Acronyms:
          Unamgem means Unamgem Mineracao e Metalurgia S.A..
          Carnauba means Carnaúba Mineracao Ltda..
          PBM means Pedra Branca do Brasil Mineracao Ltda..

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SCHEDULE 6
MAP OF PROJECT AREA


SCHEDULE 7
PEDRA BRANCA MINERAL RIGHTS

Owner	File no.	Alvara no.	Date	Area (ha)	Application for renewal	Renewed on	Final Exploration Report	Remarks
Altoro	800.095/99	3911	12 January 2000	1000	4 November 2002	19 March 2003	20 March 2006	-
Altoro	800.096/99	2558	24 January 2000	1000	16 May 2003	26 April 2004	-	-
Altoro	800.097/99	5599	24 January 2000	1000	4 November 2002	19 March 2003	20 March 2006	-
Altoro	800.245/99	10976	10 May 2000	483,07	5 October 2004	16 February 2005	-	-
Altoro	800.112/00	6810	2 September 2003	8,06	-	30 June 2006	-	-
Altoro	800.119/01	6093	5 July 2001	2000	3 May 2004	10 August 2004	-	-
Altoro	800.121/01	6095	5 July 2001	2000	3 May 2004	11 August 2004	-	-
Danielle	800.069/06	2865	7 April, 2006	1000	-	-	-	[4]
Danielle	800.070/06	2866	7 April, 2006	1000	-	-	-	4
Danielle	800.071/06	2867	7 April, 2006	1000	-	-	-	4
Danielle	800.072/06	2868	7 April, 2006	1000	-	-	-	4
PBM[3]	800.378/06	9345	10 October 2006	1000	-	-	-	-
PBM	800.379/06	9346	10 October 2006	997,9	-	-	-	-
PBM	800.380/06	9347	10 October 2006	989,32	-	-	-	-
PBM	800.381/06	9348	10 October 2006	1000	-	-	-	-
PBM	800.382/06	9349	10 October 2006	161,65	-	-	-	-
PBM	800.383/06	9350	10 October 2006	423,56	-	-	-	-
PBM	800.384/06	9351	10 October 2006	1000	-	-	-	-
PBM	800.385/06	9352	10 October 2006	999,98	-	-	-	-
PBM	800.386/06	9353	10 October 2006	746,23	-	-	-	-
PBM	800.387/06	9354	10 October 2006	1000	-	-	-	-
PBM	800.388/06	9355	10 October 2006	1000	-	-	-	-
PBM	800.389/06	9356	10 October 2006	1000	-	-	-	-
PBM	800.390/06	9357	10 October 2006	1000	-	-	-	-
PBM	800.391/06	9358	10 October 2006	1000	-	-	-	-
PBM	800.392/06	9359	10 October 2006	1000	-	-	-	-
PBM	800.393/06	9360	10 October 2006	1000	-	-	-	-
PBM	800.394/06	9361	10 October 2006	1000	-	-	-	-
PBM	800.395/06	9362	10 October 2006	1000	-	-	-	-
PBM	800.396/06	9363	10 October 2006	1000	-	-	-	-
PBM	800.397/06	9364	10 October 2006	1000	-	-	-	-
PBM	800.398/06	9365	10 October 2006	1000	-	-	-	-
PBM	800.399/06	9366	10 October 2006	1000	-	-	-	-
PBM	800.400/06	9367	10 October 2006	1000	-	-	-	-
PBM	800.453/06	11285	5 December 2006	999,77	-	-	-	-
PBM	800.454/06	11286	5 December 2006	974,05	-	-	-	-
PBM	800.455/06	11287	5 December 2006	579,20	-	-	-	-

Applications for exploration licenses:
Applicant	File no.	Date of filing	Area (ha)
PBM	800.475/06	28 November 2006	(1000)
PBM	800.476/06	28 November 2006	(1000)
PBM	800.477/06	28 November 2006	(1000)
PBM	800.478/06	28 November 2006	(1000)
PBM	800.479/06	28 November 2006	(1000)
PBM	800.480/06	28 November 2006	(1000)
PBM	800.481/06	28 November 2006	(1000)
PBM	800.482/06	28 November 2006	(1000)
PBM	800.483/06	28 November 2006	(1000)
PBM	800.484/06	28 November 2006	(1000)


SCHEDULE 8
REPRESENTATIONS AND WARRANTIES

1     Representations and Warranties of AML and Solitario - Each of AML and Solitario (a) represent and warrant to APB that as of the Effective Date the representations and warranties set forth in this Section 1.1 are true and correct (and such representations and warranties shall survive the execution and delivery of this Agreement and continue in full force and effect thereafter) and (b) acknowledges and confirms that APB is relying on such representations and warranties in entering into this Agreement:

1.1     The Company is a corporation duly incorporated and existing under the laws of Brazil and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the nature of its assets or business makes such qualification necessary or where failure to be so qualified would have a material adverse effect on its business or its ability to fulfil its obligations under this Agreement;

1.2     AML is a sociedade limitada duly incorporated and existing under the laws of Brazil and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the nature of its assets or business makes such qualification necessary or where failure to be so qualified would have a material adverse effect on its business or its ability to fulfil its obligations under this Agreement;

1.3     Each of AML, Solitario and the Company has all necessary corporate power and authority to enter into and perform this Agreement and any agreement and instrument referred to in or contemplated by this Agreement;

1.4     The execution, delivery and performance by AML, Solitario and the Company of this Agreement and any other agreement or instrument referred to in or contemplated by this Agreement have been duly authorised by all necessary corporate action on the part of AML, Solitario and the Company;

1.5     This Agreement and all other agreements or instruments to be executed and delivered by AML, Solitario or the Company hereunder have been (or shall be when executed and delivered) duly executed and delivered by AML, Solitario or the Company (as the case may be) and constitute (or shall constitute when executed and delivered) legal, valid and binding obligations of AML, Solitario or the Company (as the case may be) enforceable against AML, Solitario or the Company (as the case may be) in accordance with their respective terms;

1.6     Compliance by AML, Solitario and the Company with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under (i) any provision of the articles of association and by-laws or equivalent constitutional documents of AML, Solitario or the Company, (ii) any agreement or instrument to which AML, Solitario or the Company is a party or by which it is bound or (iii) any order, judgment, decree or other restriction applicable to AML, Solitario or the Company;

1.7     The authorised share capital of the Company consists of Reais 4 012 575.00 divided into 4 012 575 Shares of Reais 1.00 each;

1.8     4 012 575 Shares have been allotted and issued, are fully paid up and are outstanding, legally and beneficially owned by AML free of any Encumbrance, and no commitment has been given by AML, Solitario or the Company to sell, transfer or assign any ownership interest in any issued or unissued Shares or other securities of the Company (except as provided in this Agreement) or create an Encumbrance affecting any issued or unissued Shares or other securities of the Company and no person has claimed any rights in connection with any of those things;

1.9     The Company (i) does not hold or beneficially own, and has not agreed to acquire, any securities of any corporation, (ii) has not agreed to become a member of any partnership or


other unincorporated association, joint venture or consortium and (iii) does not have any branch or permanent establishment outside of Brazil;

1.10     Prior to the date hereof the Company has not carried on any business and is not a party to any contracts except in connection with the Pedra Branca Project;

1.11     The Company has not incurred any Expenditures (other than Eligible Initial Investment Costs) or incurred any liabilities;

1.12     The copies of the articles of association and by-laws of the Company provided to APB in connection with the execution of this Agreement are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by Applicable Law are annexed or incorporated;

1.13     All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company;

1.14     All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction have been correctly made up and filed or, as the case may be, delivered;

1.15     Each of AML and Solitario have delivered to APB all relevant data and information in its possession or under its control (including all Mining and Prospecting Information) relating to the Company, AML, the Properties and the mineral potential of the Project Area;

1.16     All written information relating to the Company and the Pedra Branca Mineral Rights which shall have been provided by AML and/or Solitario or their respective directors, employees, advisors or agents in connection with this Agreement, including the information set out in the Recitals to this Agreement and the information provided pursuant to the Framework Agreement shall be accurate in all material respects and shall not omit to state any fact necessary to make such information not misleading;

1.17     No Director or officer of the Company or any other person has entered into any agreement or contract with the Company for the provision of services (whether or not in writing) under which such director, officer or other persons are employed or otherwise retained by the Company;

1.18     So far as AML and Solitario are aware, there is no any information that has not been disclosed in writing to APB which would in the reasonable opinion of AML and Solitario be material for a prudent purchaser or subscriber of an interest in, or lender to, the Company;

1.19     Solitario, AML and the Company have at all times conducted their respective businesses, including the acquisition of rights in relation to the Pedra Branca Project and all Exploration activities in the Project Area, in accordance with all Applicable Laws;

1.20     The Company does not hold any direct or indirect right, title or interest in, or any right to acquire any right, title or interest in, any mineral exploration project or any exploration or mining right or licence other than in connection with the Pedra Branca Project;

1.21     The Company has all Authorisations necessary to carry on its business, all of which are valid and subsisting. As far as AML is aware there is no reason why any of those Authorisations should be suspended, cancelled, revoked or not renewed on the same terms;

1.22     The Company (i) is not engaged in any litigation, administration, mediation or arbitration proceedings (except for debt collection in the normal course of business) and (ii) so far as AML is aware is not the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority. So far as AML is aware, no such proceedings, investigation or inquiry have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings. The Company is not affected by any existing or pending judgments or rulings and has not given any undertakings arising from legal proceedings to a court, Governmental Authority or other third party;

1.23     Without limiting the generality of Section 1.22 above so far as AML is aware (i)


neither the Company is nor its Affiliates are involved in any disputes (whether or not resulting in litigation, administration, mediation or arbitration proceedings) relating to any right or licence to conduct Exploration or Mining activities in the Project Area and (ii) no person has asserted any right, title or interest in any right or licence to conduct Exploration or Mining activities in the Project Area and which will or might adversely affect the Company;

1.24     Except for the Properties and the Framework Agreement, the Company is not a party to or subject to any agreement or arrangement which (i) is a material contract, (ii) is of an unusual or exceptional nature, (iii) is not in the ordinary and usual course of the Business, (iv) may be terminated as a result of any change of control (howsoever defined) of the Company or its Affiliates or (v) restricts the freedom of the Company to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit, other than as contemplated in this Agreement;

1.25     So far as AML and Solitario are aware, no person has any right, title or interest (including the right to conduct Exploration or Mining activities) in, under or in respect of the Pedra Branca Mineral Rights, the Properties or the Project Area, other than the right, title and interest of the Parties to the Pedra Branca Mineral Rights as expressly set out therein;

1.26     Each of the Pedra Branca Mineral Rights has been duly applied for by or on behalf of the Company, has been duly granted by the DNPM, is validly held under Applicable Law by the Company, and is in full force and effect and binding on the parties to it;

1.27     The Company has not defaulted under or breached any of the Pedra Branca Mineral Rights and so far as AML and Solitario are aware no other party to any of the Pedra Branca Mineral Rights has defaulted under or breached any such rights and no such default or breach by the Company or any other party is likely or has been threatened;

1.28     No Governmental Authority has made any proposal or taken any action or proceedings in connection with any Pedra Branca Mineral Rights which would or might adversely affect the rights of the Company thereunder;

1.29     No notice of termination of any of the Pedra Branca Mineral Rights has been received or served and, so far as AML and Solitario are aware, there are no grounds for determination, rescission, avoidance or repudiation of any such rights;

1.30     The Company does not have any liabilities (contingent or otherwise) other than those arising from commitments under the First Work Programme and Budget and the Company has no unrealised or anticipated losses arising from commitments entered into by it;

1.31     So far as AML and Solitario are aware, no environmental, reclamation or abandonment obligations or work orders or other liabilities presently exist with respect to the Pedra Branca Mineral Rights or the Project Area and there is no basis for any such obligations or liabilities to arise in the future except in connection with the development of the Pedra Branca Project;

1.32     All financial, statutory and other records of the Company (i) have been properly prepared and maintained, (ii) do not contain any material inaccuracies or discrepancies and (iii) are in the possession of the Company;

1.33     The Company is the owner of the properties and assets represented to APB as being the properties and assets of the Company free and clear of any Encumbrance or other rights of third parties, other than those set out in Schedule 5 (Encumbrances); and

1.34     The Company has no Subsidiaries.

2.     Representations and Warranties of APB and RPM - Each of APB and RPM (a) represent and warrant to AML that as of the Effective Date the representations and warranties set forth in this Section 2 are true and correct (and such representations and warranties shall survive the execution and delivery of this Agreement and continue in full force and effect thereafter) and (b) acknowledges and confirms that AML is relying on such representations and warranties in entering into this Agreement:

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2.1     APB is a corporation duly incorporated and existing under the laws of Brazil and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the nature of its assets or business makes such qualification necessary or where failure to be so qualified would have a material adverse effect on its business or its ability to fulfil its obligations under this Agreement;

2.2     APB and RPM have all necessary corporate power and authority to enter into and perform this Agreement and any agreement and instrument referred to in or contemplated by this Agreement;

2.3     The execution, delivery and performance by each of APB and RPM of this Agreement and any other agreement or instrument referred to or contemplated by this Agreement and delivered by it hereunder have been duly authorised by all necessary corporate action on the part of APB and RPM;

2.4     This Agreement and all other agreements or instruments to be executed and delivered by APB and RPM hereunder have been (or shall be when duly executed and delivered) duly executed and delivered by APB and RPM and constitute (or shall constitute when executed and delivered) legal, valid and binding obligations of APB and RPM enforceable against APB and RPM in accordance with their respective terms; and

2.5     Compliance by each of APB and RPM with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under; (i) any provision of its articles of association and by-laws or equivalent constitutional documents, (ii) any agreement or instrument to which it is a party or by which it is bound or (iii) any order, judgment, decree or other restriction applicable to it.

3.     Representations and Warranties Relating to Options and Option Shares - Upon the granting of any Option hereunder by any Party (the "grantor") and upon the exercise thereof by the person (the "grantee") entitled to do so hereunder, the grantor; (a) shall be deemed to have represented and warranted to the grantee that the representations and warranties set forth in this Section 3 are true and correct as at such time (and such representations and warranties shall survive the granting of the relevant Option and the subscription for the relevant Option Shares and continue in full force and effect thereafter) and (b) acknowledges and confirms that the grantee is relying on such representations and warranties in entering into this Agreement, making Advances and exercising the relevant Option:

3.1     The grantor has all necessary corporate power and authority to grant the relevant Option and to perform its obligations relating thereto;

3.2     Compliance by the grantor with the relevant Option shall not breach or constitute a default under (i) any provision of the articles of association and by-laws or equivalent constitutional documents of the grantor, (ii) any agreement or instrument to which the grantor is a party or by which it is bound or (iii) any order, judgment, decree or other restriction applicable to the grantor;

3.3     The relevant Option constitutes the legal, valid and binding obligation of the grantor enforceable against the grantor in accordance with its terms;

3.4     The Option Shares covered by the relevant Option shall be validly allotted and issued as fully paid up shares free of any Encumbrance, and subject to no commitment by the Company to issue such Option Shares (except pursuant to the relevant Option) or create an Encumbrance affecting such Option Shares; and

3.5     Upon the exercise by the grantee of its right to subscribe for the Option Shares covered by the relevant Option and the payment of the exercise price therefore, the grantee (or its nominated Affiliate) shall become the sole legal and beneficial owner of such Option Shares (including all voting and other rights relating thereto) free and clear of any Encumbrance or other rights of any person (except as provided in this Agreement).

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SCHEDULE 9
ELIGIBLE INITIAL INVESTMENT COSTS

Schedule 9 - Eligible Initial Investment Costs

Total Expenditure Funded by Rustenburg Platinum Mines	
First phase 6 month expenditure	$501,201
Second phase 10 month expenditure	$503,194
June - December 2005 Holding Costs	$33,909
January - June 2006 invoice 1 for expenses incurred for Pedra Branca Project	$110,000
January - June 2006 invoice 2 for expenses incurred for Pedra Branca Project	$33,845
Anglogold Ashanti Study and report	$27,512
July - September 2006 Invoice for expenses incurred for Pedra Branca Project	$29,627
Oct - Dec 2006 Invoice for expenses incurred for Pedra Branca Project	$57,813
January 2007 Invoice for expenses incurred for Pedra Branca Project	$52,124
February 2007 Invoice for expenses incurred for Pedra Branca Project	$34,588
March 2007 estimate for expenses incurred for Pedra Branca Project	$82,000
Total eligible initial investment cost	**$1,465,814**

Total amount to be funded by Anglo Platinum	
Eligible initial investment funded by Rustenburg Platinum Mines as above	**$1,465,814**
Plus: Remaining amount to be funded by Anglo Platinum Brazil and Rustenburg Platinum Mines from April 2007 to October 2007 in terms of initial work programme and budget	**$966,141**
Total amount to be funded at October 2007	**$2,431,955**